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Exhibit 4.1

MSC.SOFTWARE CORPORATION

REVOLVING CREDIT AND TERM LOAN AGREEMENT

DATED AS OF APRIL 18, 2002

COMERICA BANK and BNP PARIBAS,
as Co-Lead Arrangers

COMERICA BANK
As Administrative Agent

BNP PARIBAS and KEY CORPORATE CAPITAL, INC.,
As Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION and THE BANK OF NOVA SCOTIA,
As Co-Documentation Agents

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Certain Defined Terms	1

2.	REVOLVING CREDIT		20
	2.1	Commitment	20
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	21
	2.3	Requests for and Refundings and Conversions of Advances	21
	2.4	Disbursement of Advances.	23
	2.5	Swing Line Advances	24
	2.6	Prime-based Interest Payments	28
	2.7	Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.	28
	2.8	Interest Payments on Conversions	29
	2.9	Interest on Default	29
	2.10	Optional Prepayments.	29
	2.11	Prime-based Advance in Absence of Election or Upon Default	30
	2.12	Revolving Credit Facility Fee	30
	2.13	Mandatory Repayment of Revolving Credit Advances/Mandatory Reduction of Revolving Credit Aggregate Commitment.	30
	2.14	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	31
	2.15	Use of Proceeds of Advances	32
	2.16	Extensions of Revolving Credit Maturity Date	32

3.	LETTERS OF CREDIT		33
	3.1	Letters of Credit	33
	3.2	Conditions to Issuance	34
	3.3	Notice	35
	3.4	Letter of Credit Fees	35
	3.5	Other Fees	36
	3.6	Drawings and Demands for Payment Under Letters of Credit.	36
	3.7	Risk Under Letters of Credit.	38
	3.8	Indemnification	39
	3.9	Right of Reimbursement	40

4.	TERM LOAN		40
	4.1	Term Loan.	40
	4.2	Accrual of Interest and Maturity; Evidence of Indebtedness	40
	4.3	Requests for Funding Term Loan Advances	41
	4.4	Disbursement of Advances.	42
	4.5	Repayment of Principal	44
	4.6	Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan	44
	4.7	Prime-based Advance in Absence of Election or Upon Default	45
	4.8	Prime-based Interest Payments	46
	4.9	Eurocurrency-based Interest Payments	46
	4.10	Interest Payments on Conversions	46
	4.11	Interest on Default	46
	4.12	Optional Prepayment of Term Loan.	46
	4.13	Mandatory Prepayment of Term Loan.	47
	4.14	Term Loan Commitment Fee	48
	4.15	Use of Proceeds	48

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5.	CONDITIONS		48
	5.1	Execution of Notes and this Agreement	48
	5.2	Corporate Authority	49
	5.3	Collateral Documents, Guaranties and other Loan Documents	49
	5.4	Existing Credit Facilities	49
	5.5	Insurance	50
	5.6	Compliance with Certain Documents and Agreements	50
	5.7	The MDI Acquisition	50
	5.8	Opinion of Counsel	50
	5.9	Company's Certificate	50
	5.10	Payment of Fees	51
	5.11	Financial Statements	51
	5.12	Initial Loans to Finance the MDI Tender Offer	51
	5.13	Continuing Conditions	52

6.	REPRESENTATIONS AND WARRANTIES		52
	6.1	Corporate Authority	52
	6.2	Due Authorization—Borrowers	53
	6.3	Due Authorization—Guarantors	53
	6.4	Good Title, No Liens	53
	6.5	Taxes	53
	6.6	No Defaults	53
	6.7	Enforceability of Agreement and Loan Documents—Borrowers	53
	6.8	Enforceability of Loan Documents—Guarantors	53
	6.9	Compliance with Laws	54
	6.10	Non-contravention—Borrowers	54
	6.11	Non-contravention—Guarantors	54
	6.12	No Litigation	54
	6.13	Consents, Approvals and Filings, Etc	54
	6.14	Franchises, Patents, Copyrights, etc	55
	6.15	No Investment Company or Margin Stock	55
	6.16	ERISA	55
	6.17	Conditions or Agreements Affecting Financial Condition, Business or Properties	55
	6.18	Environmental and Safety Matters	56
	6.19	Subsidiaries	56
	6.20	Accuracy of Information	56
	6.21	Labor Relations	56
	6.22	Solvency	57
	6.23	Capitalization	57
	6.24	MDI Acquisition	57

7.	AFFIRMATIVE COVENANTS		57
	7.1	Financial Statements	57
	7.2	Certificates; Other Information	58
	7.3	Payment of Obligations	59
	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws.	59
	7.5	Maintenance of Property; Insurance	59
	7.6	Inspection of Property; Books and Records, Discussions	59
	7.7	Notices	60
	7.8	Hazardous Material Laws.	61
	7.9	Consolidated Fixed Charge Coverage Ratio	61
	7.10	Maintain Minimum Liquidity and Minimum Liquidity Ratio	61

	7.11	Maintain Minimum Consolidated EBITDA	62
	7.12	Maintain Consolidated Leverage Ratio	62
	7.13	Governmental and Other Approvals	62
	7.14	Compliance with ERISA/ERISA Notices	62
	7.15	Security; Defense of Collateral	63
	7.16	Use of Proceeds	63
	7.17	Future Subsidiaries; Additional Collateral.	63
	7.18	The MDI Merger.	64
	7.19	Operating Accounts	65
	7.20	Further Assurances	65

8.	NEGATIVE COVENANTS.		65
	8.1	Limitation on Debt	65
	8.2	Limitation on Liens	66
	8.3	Limitation on Guarantee Obligations	66
	8.4	Acquisitions	67
	8.5	Limitation on Mergers, other Fundamental Changes or Sale of Assets	67
	8.6	Restricted Payments	68
	8.7	Limitation on Investments, Loans and Advances	68
	8.8	Transactions with Affiliates	69
	8.9	Sale and Leaseback	69
	8.10	Limitation on Negative Pledge Clauses	70
	8.11	Prepayment of Debts; Payments under Seller Notes	70
	8.12	Amendment of Subordinated Debt Documents or Seller Notes	70
	8.13	Modification of Certain Agreements	70
	8.14	Modification of MDI Acquisition Documents	71
	8.15	Fiscal Year	71

9.	DEFAULTS		71
	9.1	Events of Default	71
	9.2	Exercise of Remedies	73
	9.3	Rights Cumulative	74
	9.4	Waiver by Borrowers of Certain Laws	74
	9.5	Waiver of Defaults	74
	9.6	Set Off	74

10.	PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS		74
	10.1	Payment Procedure.	74
	10.2	Application of Proceeds of Collateral	76
	10.3	Pro-rata Recovery	76
	10.4	Margin Adjustments	76

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		77
	11.1	Reimbursement of Prepayment Costs	77
	11.2	Eurocurrency Lending Office	77
	11.3	Circumstances Affecting Eurocurrency-based Rate Availability	77
	11.4	Laws Affecting Eurocurrency-based Advance Availability	78
	11.5	Increased Cost of Eurocurrency-based Advances	78
	11.6	Capital Adequacy and Other Increased Costs	79
	11.7	Substitution of Banks	79
	11.8	Right of Banks to Fund through Branches and Affiliates	80

12.	AGENT		80
	12.1	Appointment of Agent	80
	12.2	Deposit Account with Agent	80
	12.3	Scope of Agent's Duties	81
	12.4	Successor Agent	81
	12.5	Credit Decisions	82
	12.6	Authority of Agent to Enforce This Agreement	82
	12.7	Indemnification of Agent	82
	12.8	Knowledge of Default	82
	12.9	Agent's Authorization; Action by Banks	83
	12.10	Enforcement Actions by the Agent	83
	12.11	Collateral Matters.	83
	12.12	Agent in its Individual Capacities	83
	12.13	Co-Agent or Other Titles	84
	12.14	Agent's Fees	84

13.	MISCELLANEOUS		84
	13.1	Accounting Principles	84
	13.2	Consent to Jurisdiction	84
	13.3	Law of Michigan	84
	13.4	Interest	84
	13.5	Closing Costs and Other Costs; Indemnification	85
	13.6	Notices	86
	13.7	Further Action	86
	13.8	Successors and Assigns; Participations; Assignments.	86
	13.9	Counterparts	89
	13.10	Amendment and Waiver	89
	13.11	Confidentiality	90
	13.12	Withholding Taxes	90
	13.13	Taxes and Fees	90
	13.14	WAIVER OF JURY TRIAL	91
	13.15	Joint and Several Liability of Borrowers; Foreign Subsidiaries.	91
	13.16	Complete Agreement; Conflicts	93
	13.17	Severability	93
	13.18	Table of Contents and Headings	93
	13.19	Construction of Certain Provisions	93
	13.20	Independence of Covenants	93
	13.21	Reliance on and Survival of Various Provisions	93

SCHEDULES

Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages and Allocations
Schedule 1.3	Guarantors
Schedule 1.4	Significant Foreign Subsidiaries
Schedule 2.13/4.12	Options, Warrants and Other Rights granted pursuant to prior agreements
Schedule 5.2	List of Jurisdictions in which Borrowers do material business
Schedule 5.3(b)	Description of Property to be mortgaged
Schedule 5.3(c)	Description of Leased Property
Schedule 5.3(d)	List of Jurisdictions in which to file financing statements
Schedule 5.7(f)	MSC-MDI Secured Loan Documents
Schedule 6.1	Exceptions to Foreign Corporation Qualifications
Schedule 6.9	Compliance with Laws
Schedule 6.12	Litigation
Schedule 6.16	Employee Pension Benefit Plans
Schedule 6.18	Environmental Matters
Schedule 6.19	Subsidiaries
Schedule 6.20	Contingent Obligations
Schedule 6.23	Capitalization
Schedule 7.19	Real Estate Requirements
Schedule 8.1	Amendment of Subordinated Debt Documents or Seller Notes
Schedule 8.1(b)	Existing Funded Debt
Schedule 8.2	Permitted Liens
Schedule 8.3	Existing Guaranties
Schedule 8.7	List of Investments
Schedule 8.9	Transactions with Affiliates
Schedule 8.10	Negative Pledges
Schedule 13.6	Notices

EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E	FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE
F	FORM OF NOTICE OF LETTERS OF CREDIT
H	RESERVED
I	FORM OF ASSIGNMENT AGREEMENT
J	FORM OF GUARANTY
K	FORM OF SECURITY AGREEMENT
L	FORM OF INTERCOMPANY NOTE
M	FORM OF COVENANT COMPLIANCE REPORT
N	RESERVED
O	FORM OF TERM LOAN NOTE
P	FORM OF TERM LOAN RATE REQUEST
Q	FORM OF REQUEST FOR TERM LOAN ADVANCE

v

REVOLVING CREDIT AND TERM LOAN AGREEMENT

        This Revolving Credit and Term Loan Agreement ("Agreement") is made as of April 18, 2002, by and among the financial institutions from time to time signatory hereto (individually a "Bank," and any and all such financial institutions collectively the "Banks"), Comerica Bank, as administrative agent for the Banks (in such capacity, "Agent"), and MSC.Software Corporation, a Delaware corporation (the "Company").

        RECITALS:

        A.    The Borrowers have requested that the Banks extend to it credit and letters of credit on the terms and conditions set forth herein.

        B.    The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Banks, and the Agent agree as follows:

1.    DEFINITIONS

        1.1    Certain Defined Terms.    For the purposes of this Agreement the following terms will have the following meanings:

        "Account(s)" shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

        "Account Debtor" shall mean the party who is obligated on or under any account.

        "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be a Borrower or a Guarantor) as named in an application to the Agent for the issuance of such Letter of Credit.

        "Advance(s)" shall mean, as the context may indicate, a borrowing requested by a Borrower, and made by the Revolving Credit Banks under Section 2.1 hereof, the Term Loan Banks under Section 4.1 hereof, or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

        "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Company. Officers, directors and employees of the Company are not affiliates of the Company by virtue of their office or employment alone.

        "Agent" shall mean Comerica Bank, in its capacity as administrative agent for the Banks hereunder, or any successor administrative agent appointed in accordance with Section 12.4 hereof.

        "Agent's Correspondent" shall mean for Advances in eurodollars, Agent's Grand Cayman Branch (or for the account of said branch office, at Agent's main office in Detroit, Michigan, United States).

        "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

        "Applicable Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

        "Applicable Interest Rate" shall mean (i) in respect of Revolving Credit Advances and the Term Loans, the Eurocurrency-based Rate and the Prime-based Rate; (ii) in respect of Swing Line Advances, Prime-based Rate and the Quoted Rate; and (iii) in respect of the Term Loans, the Prime-based Rate and the Eurocurrency-based Rate; in each case, as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

        "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

        "Asset Sale" shall mean the sale, transfer or other disposition by the Company or any Subsidiary of any tangible asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Subsidiary), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of Company's or such Subsidiary's business.

        "Assignment Agreement" shall have mean an Assignment Agreement substantially in the form of Exhibit I hereto.

        "Bank Hedging Agreement" means any Hedging Transaction entered into between the Company and any Bank or an Affiliate of a Bank.

        "Bankruptcy Code" shall mean Title 11 of the United States Code, as now and hereafter in effect, and the rules promulgated thereunder.

        "Banks" shall mean Comerica-California and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks, the Term Loan Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 13.8 hereof.

        "Borrowers" shall mean, collectively, Company and MDI Acquisition Sub and, after the MDI Merger, Mechanical Dynamics (and either of them); and "Borrower" shall mean each of them.

        "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Los Angeles, California and Detroit, Michigan and if related to a determination of the Eurocurrency-based Rate or to a Eurocurrency-based Advance, a day on which commercial banks are open in the relevant interbank market for eurodollar transactions.

        "Capital Expenditures" shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a Consolidated balance sheet of such Person and its Subsidiaries.

        "Capital Stock" shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

        "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder is (or is required to be), in conformity with GAAP, capitalized on the balance sheet of that Person.

        "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

        "Collateral Documents" shall mean the Security Agreement, the MSC-MDI Secured Loan Documents, the Foreign Pledge Agreement(s), the Mortgages and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Company or any Subsidiary in favor of the Agent for the benefit of the Banks and delivered to the Agent, as security for the Indebtedness, in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

        "Comerica Bank" shall mean Comerica Bank, a Michigan banking corporation, its successors and assigns.

        "Comerica-California" shall mean Comerica Bank-California, a California banking corporation, its successors or assigns.

        "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or which is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Internal Revenue Code.

        "Company" is defined in the preamble.

        "Consolidated" (or "consolidated") or "Consolidating" (or "consolidating") shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to Company and its Subsidiaries, determined on a Consolidated or Consolidating basis, as the case may be.

        "Consolidated Current Assets" shall mean, as of any date of determination thereof, such assets of Company and its Subsidiaries on a Consolidated basis as shall be determined in accordance with GAAP to constitute current assets.

        "Consolidated Current Liabilities" shall mean all Funded Debt of the Company and its Subsidiaries, determined on a Consolidated basis, which would be classified as current liabilities in conformity with GAAP.

        "Consolidated EBITDA" shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) any extraordinary non-cash expenses or losses including non-cash losses on sales of assets outside of the ordinary course of business, (e) fees, expenses, costs and/or charges in an amount not to exceed $3,000,000 in connection with the MDI Acquisition or the MDI Merger to the extent that such fees, expenses, loss and/or charges were incurred in the fiscal year in which the MDI Acquisition or the MDI Merger occurs, (f) amortization of debt discount, (g) goodwill impairment required by FASB 141-142, and (h) less any extraordinary gains, all determined in conformity with GAAP; provided, however, that notwithstanding the foregoing, "Consolidated EBITDA" of the Company and its Subsidiaries shall be determined on a pro forma basis for each applicable testing period during which the MDI Acquisition shall have occurred, giving effect to the MDI Acquisition as if it had occurred on the first day of the relevant period.

        "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) all interest paid or payable in cash during such period on Consolidated Funded Debt plus (ii) all installments of principal or other sums payable during such period by Company and the Subsidiaries with respect to the Consolidated Funded Debt (including scheduled principal payments in respect of the Term Loans, but excluding prepayments of Consolidated Funded Debt) plus (iii) all Income Taxes paid or payable for such period (other than Income Taxes properly deferred for payment in a subsequent period) plus (iv) the amount of dividends declared and paid in cash by Company during such period, all as determined in accordance with GAAP plus (v) lease and rent expense; provided, however, that notwithstanding the foregoing, "Consolidated Fixed Charges" of the Company and its Subsidiaries shall be determined on a pro forma basis for each applicable testing period during which the MDI Acquisition shall have occurred, giving effect to the MDI Acquisition as if it had occurred on the first day of the relevant period.

        "Consolidated Fixed Charge Coverage Ratio" shall mean for any period, the ratio of (a) Consolidated EBITDA plus lease and rent expense (determined on a Consolidated basis in accordance with GAAP, but calculated on a pro forma basis to the extent provided in the definition of Consolidated EBITDA) for such period minus Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.

        "Consolidated Funded Debt" shall mean at any date, the aggregate amount of all Funded Debt of the Company and its Subsidiaries at such date, determined on a Consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of the Company and its Consolidated Subsidiaries plus, without duplication, capitalized interest expense, plus all fees and expenses incurred in connection with the Indebtedness to the extent such costs are allocable to such period in accordance with GAAP, excluding, however, any fees, expenses, costs and/or charges in an amount not to exceed $3,000,000 in connection with the MDI Acquisition or the MDI Merger to the extent that such fees, expenses, costs and/or charges are incurred in the fiscal year in which the MDI Acquisition or the MDI Merger occurs, net of cash interest income; provided, however, that notwithstanding the foregoing, "Consolidated Interest Expense" of the Company and its Subsidiaries shall be determined on a pro forma basis for each applicable testing period during which the MDI Acquisition shall have occurred, giving effect to the MDI Acquisition as if it had occurred on the first day of the relevant period.

        "Consolidated Leverage Ratio" shall mean for any period, the ratio of (a) Consolidated Funded Debt on such date to (b) Consolidated EBITDA for such period.

        "Consolidated Net Income" shall mean for any period, the consolidated net income (or loss) of the Company and their respective Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or its Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, however, that notwithstanding the foregoing, "Consolidated Net Income" of the Company and its Subsidiaries shall be determined on a pro forma basis for each applicable testing period during which the MDI Acquisition shall have occurred, giving effect to the MDI Acquisition as if it had occurred on the first day of the relevant period.

        "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Covenant Compliance Report" shall mean the report to be furnished by the Company to the Agent pursuant to Section 7.2(a) hereof, in the form attached hereto Exhibit M and certified by a Responsible Officer, which report shall include, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 7.9 through 7.13 and 8.7 of this Agreement, accompanied by such other supplemental or supporting information as may be reasonably requested by Agent or Majority Banks.

        "De Minimis Matters" shall mean any suits, actions, proceedings, investigations, or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        "Debt" shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person and (e) any items that would be classified as liabilities on the balance sheet of such Person and (f) any Off-Balance Sheet Liabilities; provided, however that (a) unsecured trade accounts payable (including without limitation, short term Debt owed to vendors), accrued expenses and deferred rent and compensation arising in the ordinary course of Company's or such Subsidiary's businesses and consistent with past practices shall not be considered Debt and (b) for purposes of calculating the aggregate Debt of such Person and its Subsidiaries (if any), the direct and indirect and absolute and contingent obligations of such Person (whether direct or contingent) shall be determined without duplication.

        "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

        "Defaulting Bank" is defined in Section 2.4(c).

        "Distribution" is defined in Section 8.6 hereof.

        "Dollars" and the sign "$" shall mean lawful money of the United States of America.

        "Domestic Advance" shall mean any Advance other than a Eurocurrency-based Advance.

        "Domestic Subsidiary(ies)" shall mean any direct or indirect Subsidiary of the Company which is incorporated under the laws of the United States of America, or any state, territory or other political subdivision thereof.

        "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.12 have been satisfied.

        "Equity Interests" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

        "Eurocurrency-based Advance" shall mean any Advance which bears interest at the Eurocurrency-based Rate.

        "Eurocurrency-based Rate" shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:

  (A)
  the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent's Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

  (B)
  a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on "Eurocurrency Liabilities' as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

        "Eurocurrency-Interest Period" shall mean, for any Eurocurrency-based Advance, an interest period of one, two, three or six months (or any lesser or greater number of days agreed to in advance by the Borrowers, Agent and the Banks) as selected by the Borrowers, for such Eurocurrency-based Advance pursuant to Section 2.3, 2.5 or 4.4 hereof, as the case may be.

        "Eurocurrency Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to the Borrowers and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrowers and Agent.

        "Event of Default" shall mean each of the Events of Default specified in Section 9.1 hereof.

        "Excess Cash Flow" shall mean, as of the end of any fiscal year of Company, Consolidated Net Income for such fiscal year, plus to the extent deducted in determining Consolidated Net Income, depreciation and amortization for such fiscal year and payment-in-kind interest accruals with respect to Subordinated Debt and on any preferred stock during such fiscal year and the amortization of debt discount for such fiscal year, plus or minus, as applicable, the Working Capital Adjustment for such fiscal year, but minus (i) Capital Expenditures made by the Company and the Consolidated Subsidiaries during such fiscal year, (ii) the amount of all payments of principal made on Consolidated Funded Debt during such fiscal year, including the principal component of obligations with respect to Capitalized Leases and excluding any mandatory prepayments on the Term Loan and excluding any payments on Revolving Credit Advances or Swing Line Advances, and (iii) the cash paid in respect of capitalized software costs during such fiscal year.

        "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

        "Fee Letter" shall mean each fee letter in effect from time to time between Company and the Agent or any Bank hereunder, as amended from time to time.

        "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees, the Term Loan Commitment Fee and the other fees and charges payable by the Borrowers to the Banks or Agent hereunder.

        "Final Maturity Date" shall mean the last to occur of (i) the Revolving Credit Maturity Date and (ii) the Term Loan Maturity Date.

        "Foreign Pledge Agreement" shall mean the Foreign Pledge Agreement(s), in form reasonably satisfactory to the Agent (and containing customary local law provisions, for comparable transactions), executed and delivered (or to be executed and delivered) by each applicable Loan Party and (i) covering no more than sixty-five percent (65%) of the outstanding Capital Stock of each of the Foreign Subsidiaries (determined on the basis of the total combined voting power of all classes of such Capital Stock entitled to vote), as amended or otherwise modified from time to time, or (ii) to the extent that any Foreign Subsidiary is treated as a disregarded entity for tax purposes in the United States, covering 100% of the outstanding Capital Stock of each such Foreign Subsidiary.

        "Foreign Subsidiary(ies)" shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.

        "Funded Debt" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, including without limitation Subordinated Debt and the Seller Notes (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied.

        "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

        "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

        "Guarantor(s)" shall mean the Significant Domestic Subsidiaries described on Schedule 1.3 hereto, and each Significant Domestic Subsidiary which is required by the Banks to guarantee the obligations of the Borrowers under the terms set forth in Section 7.17 of this Agreement and under the other Loan Documents, including after the Merger (or after MDI Acquisition Sub has acquired 100% of the Capital Stock of Mechanical Dynamics), Mechanical Dynamics.

        "Guaranty" shall mean that certain guaranty of all outstanding Indebtedness of the Borrowers, executed and delivered (or to be executed and delivered) by the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as "Exhibit A" to the form of such Guaranty), to the Agent, on behalf of the Banks, in the form annexed hereto as Exhibit J, as amended from time to time.

        "Hazardous Material" shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

        "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by the Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called "superfund" or "superlien" law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

        "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Borrowers from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

        "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

        "Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

        "Indebtedness" shall mean all indebtedness and liabilities including interest, fees and other charges (including interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Final Maturity Date and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of the Company or any Subsidiary to any of the Banks or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Subsidiary to any of the Banks or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of the Company or any Subsidiary to any Bank arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Bank Hedging Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

        "Intercompany Loan" shall mean any loan (or advance in the nature of a loan) or investment by any Borrower to any Guarantor or, after the MDI Acquisition, but prior to the MDI Merger, by the Company to Mechanical Dynamics, or by any Subsidiary to any Borrower or to any Guarantor, provided, however, that each such loan or advance or investment is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks, and, provided further that, in the case of any such Intercompany Loan to Mechanical Dynamics, such loan or advance shall be secured by the MSC-MDI Secured Loan Documents.

        "Intercompany Loans, Advances or Investments" shall mean any Intercompany Loan, and any advance or investment by the Company or any Subsidiary, in cash or in kind (including without limitation any guaranty of obligations or indebtedness to third parties, but excluding intercompany accounts in favor of the Company or any Domestic Subsidiary, or between Foreign Subsidiaries, related to transfer pricing arrangements or other transactions not involving the transfer of cash or other property), to or in another Subsidiary (or by any Subsidiary to the Company or any other Subsidiary).

        "Intercompany Note" shall mean an omnibus promissory note issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan substantially in the form of Exhibit L.

        "Interest Period" shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Company, Agent and the Swing Line Bank or required under clause (iii) of the proviso to this definition); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, (iii) with respect to any Quoted Rate Advance, the last day of the applicable Interest Period shall be on or before the last Business Day of the week in which such Advance is made, and (iv) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

        "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

        "Issuing Bank" shall mean Comerica-California in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrowers and the Revolving Credit Banks.

        "Issuing Office" shall mean such office as Issuing Bank shall designate as its Issuing Office.

        "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

        "Letter of Credit Documents" is defined in Section 3.6.

        "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Revolving Credit Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

        "Letter of Credit Maximum Amount" shall mean Five Million Dollars ($5,000,000).

        "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Borrowers as of such date.

        "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

        "Letter(s) of Credit" shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

        "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, or any other similar type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

        "Loan Documents" shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Collateral Documents, any Bank Hedging Agreement and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

        "Loan Parties" shall mean each Borrower and each Guarantor and "Loan Party" shall mean any one or more of them, as the context indicates or otherwise requires.

        "Majority Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 66 2/3% of the sum of (i) the aggregate principal amount of the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Banks holding not less than 66 2/3% of the aggregate principal amount of Indebtedness then outstanding hereunder (provided that, for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages); provided however that so long as fewer than three Banks are party to this Agreement, "Majority Banks" shall mean all Banks.

        "Majority Revolving Credit Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Revolving Credit Banks holding not less than 66 2/3% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Revolving Credit Banks holding not less than 66 2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Revolving Credit Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages; provided however that so long as there are fewer than three Revolving Credit Banks, "Majority Revolving Credit Banks" shall mean all Revolving Credit Banks).

        "Majority Term Loan Banks" shall mean at any time with respect to the Term Loan, Term Loan Banks holding not less than 66 2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Term Loan; provided however, that so long as there are fewer than three Term Loan Banks, "Majority Term Loan Banks" shall mean all Term Loan Banks.

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole or, prior to consummation of the MDI Acquisition, Mechanical Dynamics and its Subsidiaries, taken as a whole, (b) the ability of the Company and the Guarantors (or, prior to completion of the MDI Merger, Mechanical Dynamics and its applicable Subsidiaries) to perform their respective material obligations which exist (or will arise) under this Agreement, the Notes (if issued) or any other Loan Document to which either of them is (or will become) a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

        "Mechanical Dynamics" shall mean Mechanical Dynamics, Inc., a Michigan corporation.

        "Minimum Liquidity" shall mean cash and cash equivalents, determined according to GAAP on a Consolidated basis.

        "Minimum Liquidity Ratio" shall mean for any period the ratio of (a) cash and cash equivalents (determined according to GAAP on a Consolidated basis) plus net accounts receivable (determined according to GAAP on a Consolidated basis) to (b) Consolidated Current Liabilities minus deferred revenue (determined according to GAAP on a Consolidated basis).

        "Mortgage(s)" shall mean the mortgage(s) and deeds of trust of real property owned or leased by the Company or any Subsidiary in form satisfactory to the Agent (and containing customary local law provisions for comparable transactions) as the case may be, executed and delivered as of the date hereof, or executed and delivered after the Effective Date by the Company or any Subsidiary pursuant to Section 7.17 hereof, as such mortgages may be amended or otherwise modified from time to time and "Mortgage" shall mean any of them.

        "MSC-MDI Secured Loan Documents" shall mean the promissory note, subsidiary guaranties, security agreement and all other agreements and instruments between the Borrowers and Mechanical Dynamics (and its Subsidiaries) described on Schedule 5.7(f) evidencing, securing or otherwise relating to the loans from the Company to Mechanical Dynamics permitted hereunder.

        "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "MDI Acquisition" shall mean the acquisition by MDI Acquisition Sub of greater than 50% of the Capital Stock of Mechanical Dynamics pursuant to the terms of the MDI Tender Offer and the MDI Merger Agreement, at the time of the Acquisition thereof free and clear of any Liens and in accordance with the other terms and conditions of the MDI Acquisition Documents, and including the subsequent MDI Merger.

        "MDI Acquisition Documents" shall mean the MDI Tender Offer Statement, the MDI Solicitation/Recommendation Statement, the MDI Merger Agreement, the MDI Voting Agreements and all other agreements and documents executed, delivered or obtained in connection with the MDI Acquisition, and all other agreements and documents executed in connection therewith, and all required governmental, shareholder and other approvals, filings and consents required in connection therewith and all other agreements and documents executed or delivered in connection therewith at any time.

        "MDI Acquisition Sub" shall mean MSC Acquisition II Corp., a Delaware corporation.

        "MDI Merger" shall mean the merger of MDI Acquisition Sub and Mechanical Dynamics to be consummated on or before September 30, 2002, pursuant to the terms of the MDI Merger Agreement, with Mechanical Dynamics being the surviving corporation.

        "MDI Merger Agreement" shall mean the Agreement and Plan of Merger by and among the Company, MDI Acquisition Sub and Mechanical Dynamics dated as of March 15, 2002 in the form delivered to the Banks and the Agent prior to the Effective Date and as amended, subject to the terms hereof, from time to time.

        "MDI Solicitation/Recommendation Statement" shall mean Mechanical Dynamics's Solicitation/Recommendation Statement dated as of April 4, 2002 on Schedule 14D-9 pursuant to Rule 14d-9 under the Securities Exchange Act of 1934 and issued by Mechanical Dynamics to its security holders.

        "MDI Voting Agreements" shall mean the Voting Agreements dated as of March 15, 2002 among certain shareholders of Mechanical Dynamics and the Company, as amended, subject to the terms hereof, from time to time.

        "MDI Tender Offer" shall mean the MDI Acquisition accomplished pursuant to the MDI Tender Offer Statement, as the same may be extended from time to time.

        "MDI Tender Offer Statement" shall mean the Offer to Purchase dated as of March 22, 2002 with respect to MDI filed by the Company, MDI Acquisition Sub with the Securities and Exchange Commission.

        "Mortgages" shall mean the mortgages and deeds of trust encumbering real property owned or leased by the Company or a Significant Domestic Subsidiary in form satisfactory to the Agent, executed and delivered after the Effective Date pursuant to Section 7.17 hereof (if and to the extent required thereunder), as amended or modified from time to time, and "Mortgage" shall mean each and any of them.

        "Net Cash Proceeds" shall mean, (i) with respect to any Asset Sale, the aggregate cash payments received by the Company and/or any Subsidiary (other than MDI and its Subsidiaries, until the MDI Merger, to the extent any such Person was obligated, prior to the Effective Date, to transfer assets in a transaction which would constitute an Asset Sale and such obligation was not entered into in contemplation of the MDI Acquisition), as the case may be, from such Asset Sale, net of the reasonable direct expenses of sale such as brokerage commissions, attorneys fees and pro rated property taxes and net of any taxes actually payable by the Company or such Subsidiary in respect of such sales, taking into account the Company's or such Subsidiary's losses, if any, which are available under applicable law to reduce such gains, and permitted third-party Debt (excluding any Indebtedness) secured by the assets sold and repaid with proceeds of such sale, and (ii) with respect to any issuance of Equity Interests or Subordinated Debt, the aggregate cash payments received by the Company and/or any Subsidiary (other than MDI and its Subsidiaries, until the MDI merger, to the extent any such Person was obligated, prior to the Effective Date, to Issue Equity Interest, and such obligation was not entered into in contemplation of the MDI Acquisition), as the case may be, from such issuance, net of the reasonable direct expenses of issuance such as brokerage commissions, attorney and other professional fees, lenders', arrangers' or intermediaries' fees, provided that Net Cash Proceeds shall not include non-cash consideration received in connection with such transaction, such as securities received in exchange for issuance of Equity Interests, except to the extent such securities or other non-cash consideration is sold within one year from the date such consideration is received.

        "Non-Defaulting Bank" is defined in Section 2.4(c).

        "Notes" shall mean the Revolving Credit Notes, the Swing Line Notes and the Term Notes.

        "Off-Balance Sheet Liability" of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" or "tax ownership operating lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

        "Operating Lease" shall mean any lease (or other arrangement conveying the right to use) real or personal property, or any combination thereof, which lease is not required to be classified as a Capitalized Lease in accordance with GAAP.

        "Pension Plan" shall mean any plan established and maintained by the Company or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

        "Percentage" shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

        "Permitted Acquisition" shall mean any acquisition (including by way of merger) by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements:

  (a)
  Such acquisition is of a business or Person engaged in a line of business reasonably related to that of the Company and its Subsidiaries;

  (b)
  If such acquisition is structured as a stock acquisition, then the Person so acquired shall either (X) become a wholly-owned Subsidiary of a Borrower or of a Guarantor and such Borrower shall comply, or cause such Guarantor to comply, with Section 7.19 hereof (if applicable) or (Y) such Person shall be merged with and into a Borrower or a Guarantor (with such Borrower or such Guarantor being the surviving entity);

  (c)
  If such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Borrower or a Guarantor;

  (d)
  Such Borrower shall have delivered to the Agent not less than fifteen (15) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition, and historical financial information (including income statements, balance sheets and cash flows) covering at least two (2) complete fiscal years of the acquisition target prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance satisfactory to the Agent and the Majority Banks;

  (e)
  Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

  (f)
  The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

  (g)
  The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, with respect thereto, including the amount of Funded Debt assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired is subject (and including payments made or to be made under any non-compete agreements), but excluding the value of any common shares transferred as a part of such acquisition, (X) is less than Fifteen Million Dollars ($15,000,000), (Y) when added to the purchase price for each other acquisition consummated hereunder during the same fiscal year as a Permitted Acquisition, does not exceed Thirty Million Dollars ($30,000,000) and (Z) when added to the purchase price for each other acquisition consummated hereunder during the life of this agreement as a Permitted Acquisition, does not exceed One Hundred Million Dollars ($100,000,000).

        "Permitted Investments" shall mean with respect to any Person:

    (a)
    Governmental Obligations;

    (b)
    Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

    (c)
    Banker's acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of the Subsidiaries in the ordinary course of business;

    (d)
    Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

    (e)
    Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

    (f)
    Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

        "Permitted Liens" shall mean with respect to any Person:

    (a)
    Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

    (b)
    carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's liens or other like Liens or rights of setoff (whether statutory or common law) arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided however that a reserve or other appropriate provisions shall have been made therefor as required by GAAP;

    (c)
    pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

    (d)
    deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business;

    (e)
    easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person; and

    (f)
    any attachment or judgment Lien not constituting an Event of Default under subsection 9.1(h);

    (g)
    leases or subleases of real property interests granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business by Company or any of its Subsidiaries;

    (h)
    any (i) interest or title of a lessor or sublessor under any lease permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction of encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

    (i)
    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

    (j)
    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

    (k)
    licenses of patents, trademarks, copyrights and other intellectual property (to the extent considered to be Liens) granted to third parties by Company or any Subsidiary in the ordinary course of business, and on customary market-rate terms.

        "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

        "Potential Financial Institution" is defined in Section 2.4(c).

        "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

        "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

        "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

        "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Company and the Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding three (3) fiscal years of the Company following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 7.9 through 7.12 and 8.7 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or Majority Banks shall reasonably request.

        "Purchasing Bank" shall have the meaning set forth in Section 11.7.

        "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

        "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

        "Rating Agency" shall mean Moody's Investor Services, Inc., Standard and Poor's Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

        "Register" is defined in Section 13.8(f) hereof.

        "Reimbursement Obligation(s)" shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

        "Request for Advance" shall mean a Request for Revolving Credit Advance, a Request for Swing Line Advance or a Request for Term Loan Advance, as the context may indicate, or otherwise require.

        "Request for Revolving Credit Advance" shall mean a request for a Revolving Credit Advance issued by a Borrower under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

        "Request for Swing Line Advance" shall mean a request for a Swing Line Advance issued by a Borrower under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified in accordance with the terms of this Agreement.

        "Request for Term Loan Advance" shall mean a request for a Term Loan Advance issued by a Borrower under Section 4.3 of this Agreement in the form as Exhibit Q as amended or otherwise modified in accordance with the terms hereof.

        "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" shall mean the chief executive officer, chief financial officer, treasurer or the president of a Borrower, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company or any other officer having substantially the same authority and responsibility, and in the case of the submission of Requests for Advances or for the issuance of Letters of Credit or similar matters, shall mean any officer so authorized in a corporate resolution or similar writing delivered to Agent.

        "Revolving Credit" shall mean the revolving credit loans to be advanced to the Borrowers by the applicable Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

        "Revolving Credit Advance" shall mean a borrowing requested by a Borrower and made by the Revolving Credit Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

        "Revolving Credit Aggregate Commitment" shall mean Twenty Million Dollars ($20,000,000), subject to reduction or termination under Section 2.13, 2.14 or 9.2 hereof.

        "Revolving Credit Banks" shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

        "Revolving Credit Facility Fee" shall mean the fees payable to Agent for distribution to the Revolving Credit Banks pursuant to Section 2.12 hereof.

        "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) April 1, 2005, as such date may be extended pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

        "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrowers to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

        "Revolving Credit Percentage" shall mean with respect to each Revolving Credit Bank, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and in any outstanding Swing Line Advances, as such Schedule may be revised from time to time by Agent in accordance with Section 13.8.

        "Security Agreement" shall mean the Security Agreement substantially in the form of the Security Agreement annexed hereto as Exhibit K executed and delivered by the Borrowers and the Guarantors in favor of the Agent, as amended or otherwise modified from time to time.

        "Seller Note(s)" shall mean the subordinated promissory notes dated July 19, 2001 issued by the Company to those holders named on Schedule 8.1(b) hereto in aggregate face amount of $20,000,000, as amended, subject to the terms hereto, from time to time.

        "Significant Domestic Subsidiary" shall mean any Domestic Subsidiary, whether existing as of the Effective Date or created or acquired (directly or indirectly) by the Company thereafter, which has total assets, on an individual basis, on any date of determination, of $2,000,000 (or more) or which has, on an individual basis, as of the most recent trailing twelve month period, then ending, total revenues (determined in conformity with GAAP) of $1,000,000 or more.

        "Significant Foreign Subsidiary" shall mean any Foreign Subsidiary identified on Schedule 1.4 hereto, together with any other Foreign Subsidiary, whether existing as of the Effective Date or created or acquired (directly or indirectly) by the Company thereafter, which has total assets, on an individual basis, on any date of determination, of $5,000,000 (or more) or which has, on an individual basis, as of the most recent trailing twelve month period, then ending, total revenues (determined in conformity with GAAP) of $10,000,000 or more.

        "Subordination Agreement" shall mean any subordination agreement entered into from time to time between Agent, for and on behalf of the Banks, and any holder of Subordinated Debt, to evidence the subordination of such Debt to the Indebtedness hereunder, as each such subordination agreement may be amended from time to time.

        "Subordinated Debt" shall mean any Funded Debt of the Borrowers which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Majority Banks.

        "Subordinated Debt Documents" shall mean and include any documents evidencing any Subordinated Debt, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

        "Subordinated Notes" shall mean any notes or instruments evidencing Subordinated Debt as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

        "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company.

        "Supermajority" shall mean eighty percent (80%) of the applicable Banks, determined (i) in the case of a Supermajority of all of the Banks, in the same manner as Majority Banks, but substituting 80% for 66 2/3% in the determination thereof, (ii) in the case of a Supermajority of the Revolving Credit Banks, in the same manner as Majority Revolving Credit Banks, but substituting 80% for 66 2/3% in the determination thereof, and (iii) in the case of a Supermajority of the Term Loan Banks, in the same manner as Majority Term Loan Banks, but substituting 80% for 66 2/3% in the determination thereof.

        "Swing Line" shall mean the revolving credit loans to be advanced to the Borrowers by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

        "Swing Line Advance" shall mean a borrowing made by Swing Line Bank to the Borrowers pursuant to Section 2.5 hereof.

        "Swing Line Bank" shall mean Comerica-California in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

        "Swing Line Maximum Amount" shall mean Three Million Dollars ($3,000,000).

        "Swing Line Notes" shall mean the swing line notes which may be issued by the Borrowers at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

        "Term Loan" shall mean the term loan to be made to the Borrowers by the Term Loan Banks pursuant to Section 4.1 hereof, in the aggregate amount of Sixty Five Million Dollars ($65,000,000).

        "Term Loan Advance" shall mean a borrowing requested by the Borrowers and made by the Term Loan Banks under Section 4.1 of this Agreement, including any refunding or conversion of such borrowing pursuant to Section 4.3 hereof and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

        "Term Loan Banks" shall mean the financial institutions from time to time parties hereto as lenders of Term Loan.

        "Term Loan Commitment Fee" shall mean the fees payable to Agent for distribution to Term Loan Banks pursuant to Section 4.14 hereof.

        "Term Loan Funding Period" shall mean the period commencing on the Effective Date and ending on the earliest of (i) September 30, 2002 or (ii) the date on which the Merger occurs or (iii) Term Loan shall be terminated pursuant to Section 9.2 hereof.

        "Term Loan Maturity Date" shall mean April 1, 2006.

        "Term Loan Maximum Amount" shall mean Sixty Five Million Dollars ($65,000,000).

        "Term Loan Notes" shall mean the term notes described in Section 4.2(e) hereof, made by Borrowers to each of the Term Loan Banks in the form annexed to this Agreement as Exhibit O, as such notes may be amended reviewed, replaced, extended or supplemented from time to time.

        "Term Loan Percentage" shall mean with respect to any Term Loan Bank, its percentage share of Term Loan as set forth on Schedule 1.2 under column 2, as such Schedule may be revised from time to time by Agent accordance with Section 13.8.

        "Term Loan Rate Request" shall mean a request for the refunding or conversion of any Advance of the Term Loan submitted by a Borrower under Section 4.4 of this Agreement in the form annexed hereto as Exhibit P, as such exhibit may be amended or modified from time to time in accordance with the terms of this Agreement.

        "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

        "Weighted Percentage" shall mean with respect to any Bank, its Percentage share as set forth in Schedule 1.2 under column 4, as such Schedule may be revised by the Agent from time to time (subject to the terms hereof), which Percentage shall be calculated as follows:

        (a)  as to such Bank, so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, a percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the Revolving Credit Aggregate Commitment plus its Term Loan Percentage of the Indebtedness outstanding under the Term Loan and taking as the denominator the sum of the Revolving Credit Aggregate Commitment plus the aggregate principal amount of Indebtedness outstanding under the Term Loan; and

        (b)  as to such Bank, if the Revolving Credit Aggregate Commitment has been terminated, its weighted percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (expressed in Dollars) (including such Bank's Revolving Credit Percentage of outstanding Letter of Credit Obligations and outstanding Swing Line Advances) plus its Term Loan Percentage of the Indebtedness outstanding under the Term Loan and taking as the denominator the sum of the aggregate principal amount outstanding under the Revolving Credit, the Swing Line, the Term Loan and any outstanding Letter of Credit Obligations.

        "Working Capital" shall mean as of any date of determination, Consolidated Current Assets as of such date less Consolidated Current Liabilities as of such date.

        "Working Capital Adjustment" shall mean for any period on a consolidated basis, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period.

2.    REVOLVING CREDIT

        2.1    Commitment.    Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding such Bank's Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

        2.2    Accrual of Interest and Maturity; Evidence of Indebtedness.    (a) Each Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Bank to the Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

          (b)  Each Revolving Credit Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Revolving Credit Bank resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Bank from time to time under this Agreement.

          (c)  The Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Revolving Credit Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Credit Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Bank's share thereof.

          (d)  The entries made in the Register and the accounts of each Revolving Credit Bank maintained pursuant to paragraphs (a) and (b) of this Section 2.2 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrowers by the Revolving Credit Banks in accordance with the terms of this Agreement.

          (e)  Each Borrower agrees that, upon written request to the Agent (with a copy to the Borrowers) by any Revolving Credit Bank, the Borrowers will execute and deliver, to such Revolving Credit Bank, at the Borrower's own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Bank.

        2.3    Requests for and Refundings and Conversions of Advances.    The Borrowers may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a Responsible Person or other Person authorized (in a corporate resolution or similar writing delivered to the Agent) by the Borrowers to execute such Request, subject to the following:

          (a)  each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation:

            (i)    the proposed date of such Advance, which must be a Business Day;

            (ii)  whether such Advance is a refunding or conversion of an outstanding Advance; and

            (iii)  whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

          (b)  each such Request for Revolving Credit Advance shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 12:00 p.m. (Detroit time) on such proposed date for Advances;

          (c)  on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit requested by a Borrower but not yet funded on such date (including, without duplication, the deemed Advances funded by Agent under Section 3.6(a) hereof in respect of any Borrower's or an applicable Account Party's reimbursement obligation hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations as of such date including any Letters of Credit requested on such date, shall not exceed the Revolving Credit Aggregate Commitment;

  provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the aggregate principal amount of such Advances to be refunded or converted shall not be included for purposes of calculating availability under this Section 2.3(c);

          (d)  in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $750,000;

          (e)  in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $1,000,000 (or a larger integral multiples of $100,000) and at any one time there shall not be in effect more than 4 Eurocurrency-based Rates and Eurocurrency-Interest Periods;

          (f)    a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by the Borrowers;

          (g)  each Request for Revolving Credit Advance shall constitute a certification by the Borrowers, as of the date thereof that:

            (i)    both before and after giving effect to such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties;

            (ii)  all conditions to Advances of the Revolving Credit have been satisfied and shall remain satisfied to the date of such Advance (both immediately before and immediately after giving effect to such Advance);

            (iii)  there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both immediately before and immediately after giving effect to such Advance);

            (iv)  the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both immediately before and immediately after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

            (v)  the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Borrower or Guarantor.

  Agent, acting on behalf of the Revolving Credit Banks, may, at its option, lend under this corporate resolution or Section 2.3 upon the telephone request of a Responsible Officer or other

  Person authorized (in a similar writing delivered to the Agent) by the Borrowers to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Banks, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Advance. The Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any Person purporting to be a Person authorized by the Borrowers in the manner set forth above. Notwithstanding the foregoing, the Company acknowledges that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

        2.4    Disbursement of Advances.

          (a)  Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Bank by facsimile wire, telex or facsimile (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of such Advance. Unless such Revolving Credit Bank's commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

            (i)    for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

            (ii)  for Eurocurrency-based Advances, at the Agent's Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent's Correspondent) on the date of such Advance.

          (b)  Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, Agent shall make available to the Borrower, the aggregate of the amounts so received by it from the Revolving Credit Banks in like funds and currencies:

            (i)    for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct; and

            (ii)  for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent's Correspondent) on the date of such Advance, by credit to an account of the Borrowers maintained with Agent's Correspondent or to such other account or third party as the Borrowers may reasonably direct.

          (c)  Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Bank to such Revolving Credit Bank or upon its order. Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Agent such Revolving Credit Bank's Percentage of such Advance, Agent may assume that such Revolving Credit Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent's demand therefor and the Agent has in fact made a corresponding amount available to the Borrowers, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amount to Agent, if such notice is delivered to the Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, provided that any such payment by the Borrowers shall not relieve a Defaulting Bank of its obligation to fund hereunder. Agent shall also be entitled to recover from such Revolving Credit Bank or the Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

            (i)    in the case of such Revolving Credit Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

            (ii)  in the case of the Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

  The obligation of any Revolving Credit Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Advance hereunder, and no Revolving Credit Bank shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Revolving Credit Bank, or any other party for another Revolving Credit Bank's failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a "Defaulting Bank"), the Agent shall promptly provide written notice thereof to the Borrowers and to each other Bank (each such other Bank being referred to in this Section as a "Non-Defaulting Bank"). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Borrowers. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Borrowers shall, subject to Section 13.8(c) hereof, within thirty (30) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 13.8(c) hereof and which is willing to assume such Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a "Potential Financial Institution"), such Defaulting Bank shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Borrowers' remedies vis a vis the Defaulting Bank.

        2.5    Swing Line Advances.    The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a "Swing Line Advance") to the Borrowers, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Company by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Borrowers in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

        The Borrowers agree that, upon the written request of Swing Line Bank, the Borrowers will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

        (a)    Accrual of Interest.    Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank's account maintained pursuant to Section 2.5, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Borrowers of their obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

        (b)    Requests for Swing Line Advances.    The Borrowers may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Borrowers to make such requests, subject to the following:

          (i)    each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D, including without limitation:

            (A)  the proposed date of such Swing Line Advance, which must be a Business Day;

            (B)  whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and

            (C)  in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

          (ii)  on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by the Borrowers on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

          (iii)  on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by the Borrowers on such date (including, without duplication, deemed Advances made under Section 3.6(a) hereof in respect of a Borrower's or an applicable Account Party's reimbursement obligation hereunder) of determination, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;

          (iv)  in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as agreed to by Swing Line Bank from time to time.

          (v)  in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (or a larger integral multiple of ($10,000) or such lesser amount as agreed to by Swing Line Bank from time to time, and at any one time there shall not be in effect more than 3 Applicable Interest Rates and Interest Periods;

          (vi)  each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 3:00 p.m. (Detroit time) on the proposed date of the Advance;

          (vii) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by the Borrowers, and shall constitute and include a certification by the Borrowers as of the date thereof that:

            (A)  both before and after giving effect to such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties;

            (B)  all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

            (C)  both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

            (D)  both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date.

        At the option of the Swing Line Bank, subject to revocation by Swing Line Bank at any time and from time to time, the Borrowers may utilize the Swing Line Bank's "Sweep to Loan" automated system for obtaining Swing Line Advances. Each time a Swing Line Advance is made using the "Sweep to Loan" system, the Borrowers shall be deemed to have certified to the Swing Line Bank and the Banks each of the matters set forth in clause (vi) of this Section 2.5(b). Swing Line Bank may revoke the Borrowers' privilege to use the "Sweep to Loan" system at any time and from time to time for any reason and, immediately upon any such revocation, the "Sweep to Loan" system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply. Swing Line Bank may, at its option, also elect to make Swing Line Advances upon a Borrower's telephone requests on the basis set forth in the post-amble to Section 2.3 hereof, provided that the Borrowers comply with the provisions set forth in Section 2.3.

        Swing Line Bank, may also, at its option, lend under this Section 2.5(c) upon the telephone request of a Responsible Officer or other Person authorized (in a corporate resolution or similar writing delivered to Agent) by the Borrowers and, in the event Swing Line Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Swing Line Bank, fax to Swing Line Bank, on the same day as such telephone request, a Request for Swing Line Advance. Borrowers hereby authorize Swing Line Bank to disburse Advances under this Section 2.5(c) pursuant to the telephone instructions of any Person purporting to be a Person authorized by the Borrowers in the manner set forth above. Notwithstanding the foregoing, the Borrowers acknowledge that each

Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Swing Line Advance form as of the date of such requested Advance. Swing Line Bank shall promptly deliver to Agent by telecopy a copy of any Request for Advance received hereunder.

        (c)    Disbursement of Swing Line Advances.    Subject to submission of an executed Request for Swing Line Advance by a Borrower without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the applicable Borrower the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct in writing.

Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or facsimile.

        (d)    Refunding of or Participation Interest in Swing Line Advances.

          (i)    The Agent, at any time in its sole and absolute discretion, may, and, if properly requested by the Borrowers to do so by submission of a duly executed Request for Advance complying with Section 2.3 hereof, shall in each case on behalf of the Borrowers (which hereby irrevocably directs the Agent to act on its behalf for such purpose, which direction shall remain in effect unless and until the Revolving Credit has been terminated by the Borrowers under Section 2.14 hereof) request each of the Revolving Credit Banks (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make an Advance of the Revolving Credit to the Borrowers, in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the "Refunded Swing Line Advances"); provided however that Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Borrowers or the Revolving Credit Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(d)(ii) hereof, the Swing Line Bank shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(d)(iii), each Revolving Credit Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

          (ii)  If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(d), one of the events described in Section 9.1(j) hereof shall have occurred, each Revolving Credit Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Revolving Credit Bank within the time periods specified in

  Section 2.5(d)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Bank a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

          (iii)  Each Revolving Credit Bank's obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against Swing Line Bank, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (iv) any breach of this Agreement by any Borrower or any other Person; (v) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Bank to make such amounts available, and no Revolving Credit Bank shall have any liability to the Company and its Subsidiaries, the Agent, the Swing Line Bank, or any other Revolving Credit Bank or any other party for another Revolving Credit Bank's failure to make the amounts required under clause (i) or (ii) available.

        2.6    Prime-based Interest Payments.    Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on the first day of the calendar quarter next succeeding the calendar quarter during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

        2.7    Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

          (a)  Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

          (b)  Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

        2.8    Interest Payments on Conversions.    Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(d) hereof (except for refundings or conversions of Prime-based Advances) shall be due and payable in full on the date such Advance is refunded or converted.

        2.9    Interest on Default.    In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Revolving Credit Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

        2.10    Optional Prepayments.    (a) Except as provided in Section 2.10(b) hereof, the Borrowers may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that, unless the "Sweep to Loan" system shall be in effect under Section 2.5(b) hereof, the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Five Hundred Thousand Dollars ($500,000). Subject to Section 11.1 hereof and to the other terms and conditions of this Agreement, the Borrowers may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day's notice to Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

          (b)  The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time, provided that, unless the "Sweep to Loan" system shall be in effect under Section 2.5 hereof, the amount of any partial prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate balance of such Swing Line Advances remaining outstanding, if any, shall be at least Ten Thousand Dollars ($10,000).

          (c)  The Borrowers may prepay at any time all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate (subject to not less than one (1) day's notice to the Swing Line Bank) provided that the amount of such prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate unpaid portion of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000).

          (d)  Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

        2.11    Prime-based Advance in Absence of Election or Upon Default.    If, (a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Banks, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers of said action.

        2.12    Revolving Credit Facility Fee.    From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Banks pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing July 1, 2002 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. The Revolving Credit Facility Fee payable to each Revolving Credit Bank shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

        2.13    Mandatory Repayment of Revolving Credit Advances/Mandatory Reduction of Revolving Credit Aggregate Commitment.

          (a)  If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Borrowers, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, the Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 9.2 hereof. The Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that the Borrowers shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any;

          (b)  In the event that, after giving effect to any mandatory prepayment under Section 4.13 hereof, the Indebtedness under the Term Loan has been paid and discharged in full (or is covered by cash collateral), then subject to clause (e) hereof, immediately upon receipt by the Company or any Subsidiary of Net Cash Proceeds from the issuance of any Equity Interests of such Person other than Equity Interests issued to employees under the stock option or employee incentive plans listed on Schedule 6.23 hereto (or any successor plans) or pursuant to any option or warrant originally issued to employees under such plans or pursuant to those options or warrants issued in connection with prior acquisitions and described on Schedule 2.13/4.13 hereto, or from the issuance of any Subordinated Debt, other than Funded Debt (which is Subordinated Debt) permitted under Sections 8.1(c) and (j) or which does not yield cash proceeds to the Company or a Subsidiary, issued after the Effective Date by such Person, the Borrowers shall be obligated to permanently reduce the amount of the Revolving Credit Aggregate Commitment by an amount equal to (y) fifty percent (50%) of such cash proceeds in the case of any other issuance of Equity Interests or (z) one hundred percent (100%) of any such issuance of Subordinated Debt (net, in any case, of reasonable and customary costs and expenses of issuance) which, in each case, remain after giving effect to any prepayment under Section 4.13, provided that no such commitment reduction shall occur if the amount of such reduction resulting from a transaction or related series of transactions would be less than $50,000;

          (c)  In the event that, after giving effect to any mandatory prepayment under Section 4.13(c) hereof, the Indebtedness under the Term Loan has been paid and discharged in full (or is covered by cash collateral), then subject to clause (e) hereof, immediately upon receipt by the Company or any Subsidiary of any Net Cash Proceeds from Asset Sales, the Borrowers shall be obligated to permanently reduce the amount of the Revolving Credit Aggregate Commitment by an amount equal to one hundred percent (100%) of such Net Cash Proceeds, provided that no such commitment reduction shall occur if the amount of such reduction resulting from a transaction or related series of transactions would be less than $50,000;

          (d)  The reductions of the Revolving Credit Aggregate Commitment pursuant to clause (b) and (c) above shall be accompanied in each case by prepayments of principal sufficient to reduce the outstanding principal balance under the Revolving Credit (taking into account outstanding Letters of Credit and Swing Line Advances) to an amount not greater than the Commitment, as so reduced; and

          (e)  To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof.

        2.14    Optional Reduction or Termination of Revolving Credit Aggregate Commitment.    The Borrowers may upon at least five (5) Business Days' prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Commitment unless the Borrowers so elect; provided, however that if the termination or reduction of the Revolving Credit Aggregate

Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Banks for any losses or, the Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

        2.15    Use of Proceeds of Advances.    Advances of the Revolving Credit (including Swing Line Advances) shall be available for general corporate purposes of Company and its Subsidiaries including the financing of capital expenditures and working capital needs.

        2.16    Extensions of Revolving Credit Maturity Date.    (a) Provided that no Default or Event of Default has occurred and is continuing, the Borrowers may, by written notice to Agent and each Bank (which notice shall be irrevocable) prior to April 30, but not before April 1, of each year beginning in 2003, request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request").

          (b)  Each Bank shall, within 30 days of receipt of any such request, notify the Agent in writing whether such Bank consents to the extension of the Revolving Credit Maturity Date, such consent to be in the sole discretion of such Bank. If any Bank does not so notify the Agent of its decision within such 30 day period, such Bank shall be deemed to have not consented to such request of the Borrowers.

          (c)  The Agent shall promptly notify the Borrowers whether the Banks have consented to such request. If the Agent does not so notify the Company within 30 days of the Agent's receipt such Request, the Agent shall be deemed to have notified the Borrowers that the Banks have not consented to the Borrower's request.

          (d)  Each Bank which elects not to extend the Revolving Credit Maturity Date or fails to so notify the Agent of such consent (a "Non-Consenting Bank") hereby agrees that if any other Bank or financial institution acceptable to the Borrowers and the Agent offers to purchase such Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment within 180 days after receipt of the related Request for a purchase price equal to the sum of all amounts then owing with respect to the outstanding Advances (and participations in any Swing Line Advances or any Letters of Credit) and all other amounts accrued for the account of such Non-Consenting Bank, such Non-Consenting Bank will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Bank or financial institution pursuant to and on the terms specified in the form of Assignment Agreement attached hereto as Exhibit I. Before assigning to a financial institution other than a Lender pursuant to this clause (d), each Bank that has elected to extend the Revolving Credit Maturity Date (a "Consenting Bank") shall have the right, but not any obligation, pro rata with all other Consenting

  Banks which elect to purchase a pro rata share of such non-consenting Bank's Percentage of the Revolving Credit Aggregate Commitment (and participations in Swing Line Advances and Letters of Credit) to purchase each such Non-Consenting Bank's Percentage thereof pursuant to this clause (d). The Consenting Banks which elect to exercise their purchase options hereunder shall by mutual agreement determine the amount of each Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment being purchased by each Consenting Bank, provided that if there is any dispute among the Consenting Banks such purchase shall be based upon a pro rata sharing of each Non-Consenting Bank's Percentage thereof. Only if the Consenting Banks have determined not to purchase all of the Non-Consenting Bank's Revolving Credit Aggregate Commitment may financial institutions other than a Consenting Bank then purchase such Non-Consenting Bank's Revolving Credit Aggregate Commitment.

          (e)  Except as set forth in subparagraph (f) hereof, notwithstanding anything herein to the contrary, the Revolving Credit Maturity Date will not be extended unless all Banks have consented to the extension or if another Bank or financial institution has purchased each such Non-Consenting Bank's Revolving Credit Aggregate Commitment pursuant to the terms of clause (d) above.

          (f)    In the event, after giving effect to any assignments to Consenting Banks under Section 2.16(d) hereof or otherwise, Banks holding eighty percent (80%) or more of the Percentages (the "Approving Percentages") have consented to an extension of the Revolving Credit Maturity Date hereunder, and Company has advised Agent, in writing, of its election to proceed such extension shall become effective, notwithstanding that all of the Banks have failed to approve such extension in accordance with this Section 2.16, so long as the Borrowers, prior thereto, reduce the Revolving Credit Aggregate Commitment to an amount not greater than the product of the Approving Percentages times the Revolving Credit Aggregate Commitment then in effect and repay the Indebtedness then outstanding hereunder (and, if necessary cause any outstanding Letters of Credit to be terminated or discharged) to the extent such Indebtedness exceeds the Revolving Credit Aggregate Commitment as so reduced, such that the entire Indebtedness outstanding to the Non-Consenting Banks shall have been paid and discharged in full. Reductions of the Revolving Credit Aggregate Commitment made under this Section 2.16 (f) may be made without regard to the notice provisions set forth in Section 2.16 hereof, but shall otherwise comply with said Section 2.16, except that any amounts repaid by the Borrowers against the Indebtedness pursuant to this subparagraph (f) shall be first applied to the Indebtedness outstanding to the Non-Consenting Banks still holding Indebtedness hereunder at such time, with any remaining amounts applied in accordance with Section 2.16 hereof and the Percentages held by such Non-Consenting Banks shall be reallocated to the Consenting Banks (giving effect to any assignments, as aforesaid), pro rata, based on the Percentages then in effect and Agent shall distribute to the remaining Banks a revised Schedule 1.2 reflecting such reallocated Percentages.

3.    LETTERS OF CREDIT

        3.1    Letters of Credit.    Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Fifty Thousand Dollars ($50,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of: (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof (provided that, subject to the terms hereof, such Letters of Credit may contain customary extension provisions, exercisable by Issuing Bank, if acceptable to the Issuing Bank and the Agent). The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

        3.2    Conditions to Issuance.    No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

          (a)  in the case of any Account Party:

            (i)    both before and after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

            (ii)  both before and after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, deemed Advances funded by Agent under Section 3.6(a) hereof in respect of a Borrower's or an applicable Account Party's reimbursement obligation hereunder) requested or outstanding on such date does not exceed the Revolving Credit Aggregate Commitment;

          (b)  the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by any Borrower;

          (c)  the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

          (d)  the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

          (e)  the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

          (f)    no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Revolving Credit Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

          (g)  there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any

  Revolving Credit Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

          (h)  Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

  Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

        3.3    Notice.    The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Bank's Percentage thereof.

        3.4    Letter of Credit Fees.    The Borrowers shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, letter of credit fees as follows:

          (a)  A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

          (b)  A letter of credit facing fee in the amount equal to the greater of (i) $250 or (ii) one quarter of one percent (.25%) on the face amount of each Letter of Credit to be retained by Issuing Bank for its own account.

          (c)  If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Revolving Credit Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Revolving Credit Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank's or such Revolving Credit Bank's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Revolving Credit Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Revolving Credit Bank, as the case may be, from time to time as specified by the Issuing Bank or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(c), shall be accompanied by a certificate of Issuing Bank or the applicable Revolving Credit Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

          (d)  All payments by the Borrowers to the Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrowers by the Agent. The fees described in clauses (a) and (b) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a) above, shall be payable upon the issuance of such Letter of Credit and thereafter semi-annually in advance on January 1 and July 1 of each year and (iii) in the case of fees due under clause (b) above, shall be payable semi-annually in advance on January 1 and July 1 of each year. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any amendment or extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

        3.5    Other Fees.    In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

        3.6    Drawings and Demands for Payment Under Letters of Credit.

          (a)  If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Company and each applicable Account Party agree to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Borrowers receive notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that the Borrowers receives such notice, if such notice is not received prior to such time. Unless the Company or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Borrowers, and the Borrowers shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the Company or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

          (b)  If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The

  Issuing Bank shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under Section 3.6(a) hereof.

          (c)  Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Banks under Section 3.6(b) hereof is not given to the Revolving Credit Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Company or applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Agent, such Revolving Credit Bank, the Company and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Revolving Credit Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

          Notwithstanding the foregoing however no Revolving Credit Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Revolving Credit Banks, as applicable.

          (d)  Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement;

          Obligations Irrevocable.    The obligations of the Company and any Account Party to make payments to Agent for the account of Issuing Bank or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

          (e)  Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the "Letter of Credit Documents");

          (f)    Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with

          (g)  The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Revolving Credit Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

          (h)  Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (i)    Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (j)    Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Revolving Credit Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Revolving Credit Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Revolving Credit Bank or any such party; or

          (k)  Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

  No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company or any Account Party against the Agent, Issuing Bank or any Revolving Credit Bank. Nothing contained in this Section 3.7 shall be deemed to prevent the Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Bank or any Revolving Credit Bank.

        3.7    Risk Under Letters of Credit.    (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

          (b)  Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank's regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Revolving Credit Banks with copies of Letter of Credit Documents related thereto.

          (c)  In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Company's and the Account Parties' creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank's officers, agents and employees.

          (d)  If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Banks in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Revolving Credit Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Bank's Percentage of such payment, such Revolving Credit Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

        3.8    Indemnification.    The Company and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an "L/C Indemnified Person"), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the "L/C Indemnified Amounts"), and none of the Issuing Bank, any Revolving Credit Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

          (a)  the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

          (b)  the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (c)  payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing

  Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (d)  any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

          (e)  any other event or circumstance whatsoever arising in connection with any Letter of Credit;

provided, however, that with respect to subparagraphs (a) through (e) hereof, (i) neither the Company nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person's gross negligence or willful misconduct and (ii) the Agent and the Issuing Bank shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company and the Account Parties which were caused by the Issuing Bank's gross negligence, or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

          (f)    It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

        3.9    Right of Reimbursement.    Each Revolving Credit Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank's gross negligence or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.    TERM LOAN

        4.1    Term Loan.

          (a)  Term Loan. Subject to the terms and conditions hereof, each Term Loan Bank, severally and for itself alone, agrees to make Advances of the Term Loan to the Borrowers from time to time on any Business Day during the Term Loan Funding Period in an aggregate amount not to exceed at any one time outstanding such Bank's Percentage of the Term Loan Maximum Amount. Advances and repayments but not readvances of the Term Loan may be made hereunder, subject to the terms and conditions of this Agreement. Upon the expiration of the Term Loan Funding Period, the Banks' commitments to make additional Advances of the Term Loan shall expire.

        4.2    Accrual of Interest and Maturity; Evidence of Indebtedness.    (a) The Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan Bank such Bank's

Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and, on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Effective Date (until paid) bear interest at the Applicable Interest Rate.

          (b)  Each Term Loan Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Bank resulting from each Advance of the Term Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

          (c)  The Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Term Loan Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Bank hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Advances of the Term Loan and each Bank's share thereof.

          (d)  The entries made in the Register and the accounts of each Term Loan Bank maintained pursuant to paragraphs (b) and (c) of this Section 4.2 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Advances of each of the Term Loan (and all other amounts owing with respect thereto) made to the Borrowers by such Bank in accordance with the terms of this Agreement.

          (e)  The Borrowers agree that, upon written request to the Agent by any Term Loan Bank, the Borrowers will execute and deliver, to such Bank, at the Borrowers' own expense, a Term Loan Note of the Borrowers evidencing the outstanding Advances under Term Loan owing to such Bank; provided, that the delivery of such Term Notes shall not be a condition precedent to the Effective Date.

        4.3    Requests for Funding Term Loan Advances.    The Borrowers may request the funding of an Advance of the Term Loan only upon delivery to the Agent of a Request for Term Loan Advance executed by an authorized officer of the Borrowers, subject to the terms and conditions set forth in this Agreement, including the following (confirmed by corporate resolution or similar writing delivered to Agent):

          (a)  Each Term Loan Advance shall be used to fund the purchase of the Capital Stock of Mechanical Dynamics;

          (b)  The principal amount of any Term Loan Advance requested to be funded, when added to the aggregate amount of Term Loan Advances then outstanding, shall not exceed the Term Loan Maximum Amount;

          (c)  the minimum principal amount of any Term Loan Advance (other than the final Term Loan Advance requested during the Term Loan Funding Period) shall be at least $5,000,000 (or a larger integral multiple of $100,000) and no more than 8 Requests for Term Loan Advances may be made hereunder;

          (d)  each such Request for Advance shall be delivered to the Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Term Loan Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 12:00 p.m. (Detroit time) on such proposed date for Advances and shall set forth and/or include (or be accompanied by) the information required for such Request for Advance, including without limitation:

            (i)    the proposed date that the Term Loan Advance is to be funded which must be a Business Day during the Term Loan Funding Period; and

            (ii)  a Term Loan Rate Request, indicating whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period applicable thereto; and

            (iii)  a description of the type and the amount of Capital Stock to be funded or reimbursed by the Term Loan Advance requested thereby.

          (e)  each Request for a Term Loan Advance, once delivered to the Agent, shall not be revocable by the Borrowers and shall constitute a certification by the Borrowers as of the date thereof that:

            (i)    both before and after such Term Loan Advance, the obligations of the Borrowers and Guarantors set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Loan Parties;

            (ii)  all conditions to Term Loan Advances have been satisfied, and shall remain satisfied to the date of such Advance (both immediately before and after immediately giving effect to such Advance);

            (iii)  there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both immediately before and after immediately giving effect to such Advance);

            (iv)  the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both immediately before and immediately after giving effect to such Advance); and

            (v)  the execution of the Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of any Borrower or Guarantor.

        4.4    Disbursement of Advances.

          (a)  Upon receiving any Request for Term Loan Advance from the Borrowers under Section 4.3 hereof, Agent shall promptly notify each Bank by wire, telex, facsimile or telephone (confirmed by wire, facsimile or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Bank pursuant to its Percentage of such Advance. Unless such Bank's commitment to make Advances of the Term Loan hereunder shall have been suspended or terminated in accordance with this Agreement, each such Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Agent, as follows:

            (i)    for Domestic Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

            (ii)  for Eurocurrency-based Advances, at the Agent's Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent's Correspondent) on the date of such Advance.

          (b)  Subject to submission of an executed Request for Term Loan Advance by the Borrowers without exceptions noted in the compliance certification therein, Agent shall make available to the Borrowers, the aggregate of the amounts so received by it from the Banks in like funds and currencies:

            (i)    for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct; and

            (ii)  for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent's Correspondent) on the date of such Advance, by credit to an account of the Borrowers maintained with Agent's Correspondent or to such other account or third party as the Borrowers may reasonably direct.

          (c)  Agent shall deliver the documents and papers received by it for the account of each Bank to such Bank or upon its order. Unless Agent shall have been notified by any Bank prior to the date of any proposed Term Loan Advance that such Bank does not intend to make available to Agent such Bank's Percentage of such Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amount to Agent, if such notice delivered to the Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, provided that any such payment by the Borrowers shall not relieve a Defaulting Bank of its obligation to fund hereunder. Agent shall also be entitled to recover from such Bank or the Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

            (i)    in the case of such Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Term Loan Advances; and

            (ii)  in the case of the Borrowers, the rate of interest then applicable to such Advance of the Term Loan.

        The obligation of any Bank to make any Advance of the Term Loan hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, and no Bank shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Bank, or any other party for another Bank's failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 4 (a "Defaulting Bank"), the Agent shall promptly provide written notice thereof to the Borrowers and to each other Bank (each such other Bank being referred to in this Section as a "Non-Defaulting Bank"). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Borrowers. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Borrowers shall, subject to Section 13.8(c) hereof, within thirty (30) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to Section 13.8(c) hereof and which is willing to assume such Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a "Potential Financial Institution"), such Defaulting Bank shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Borrowers' remedies vis a vis the Defaulting Bank.

        4.5    Repayment of Principal.    The Borrowers shall repay Term Loan in quarterly principal installments on the first day of each calendar quarter during the periods set forth below, commencing with the quarter beginning in accordance with the following schedule, until the Term Loan Maturity Date, when all principal plus accrued interest thereon shall be due and payable:

Quarterly Due Dates	Quarterly Installment Amount
July 1, 2002 October 1, 2002 January 1, 2003 April 1, 2003	$4,062,500
July 1, 2003 October 1, 2003 January 1, 2004 April 1, 2004	$4,062,500
July 1, 2004 October 1, 2004 January 1, 2005 April 1, 2005	$4,062,500
July 1, 2005 October 1, 2005 January 1, 2006 April 1, 2006	$4,062,500

        4.6    Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan.    On the Effective Date the Applicable Interest Rate for the Term Loan shall be the Prime-based Rate. Thereafter the Borrowers may refund all or any portion of any Advance of the Term Loan as an Advance with a like Interest Period or convert each such Advance of the Term Loan to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed in connection with the Term Loan by an authorized officer of the Borrowers and subject to the terms hereof and to the following:

          (a)  each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form attached hereto as Exhibit P with respect to the Term Loan, including without limitation:

            (i)    whether such Request is delivered in connection with the Term Loan;

            (ii)  whether the Advance is a refunding or conversion of an outstanding Advance;

            (iii)  in the case of a refunding or conversion of an outstanding Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

            (iv)  whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto.

          (b)  each such Term Loan Rate Request shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 1:00 p.m. (Detroit time) on the proposed date of Advance;

          (c)  the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Seven Hundred Fifty Thousand ($750,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance at least One Million Dollars ($1,000,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

          (d)  no Advance shall have an Interest Period ending after the Term Loan Maturity Date and, notwithstanding any provision hereof to the contrary, the Borrowers shall select Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that the Company may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 hereof;

          (e)  upon completion of the Advance there shall be no more than five (5) Interest Periods in effect for Advances of Term Loan; and

          (f)    a Term Loan Rate Request, once delivered to Agent, shall not be revocable by the Borrowers.

  Each selection of an Interest Period under this Section 4.6, and the amount and date of any repayment, shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error.

        4.7    Prime-based Advance in Absence of Election or Upon Default.    In the event the Borrowers shall fail with respect to any Eurocurrency-based Advance of the Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 4.6 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 4.9 hereof, if on the last day of the applicable Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers thereof.

        4.8    Prime-based Interest Payments.    Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first day of the calendar quarter next succeeding the fiscal quarter during which the initial Advance of the Term Loan is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

        4.9    Eurocurrency-based Interest Payments.    Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of 3 months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of the Term Loan outstanding from time to time having a Eurocurrency-Interest Period of 6 months or longer, at intervals of 3 months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

        4.10    Interest Payments on Conversions.    Notwithstanding anything to the contrary in Sections 4.8 and 4.9, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 4.6 hereof, except for any conversions or refundings of Prime-based Advances, shall be due and payable in full on the date such Advance is refunded or converted.

        4.11    Interest on Default.    Notwithstanding anything to the contrary set forth in Sections 4.8 and 4.9, in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Term Loan Banks, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, two percent (2%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime- based Advances, at a per annum rate equal to the Prime-based Rate, plus two percent (2%).

        4.12    Optional Prepayment of Term Loan.

          (a)  Subject to this Section 4.10, at its option the Borrowers may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the Prime-based Rate or upon one (1) Business Day's notice to the Agent by wire, facsimile, telex or by telephone (confirmed by wire, facsimile or telex), bearing interest at the Eurocurrency-based Rate, at any time and from time to time, with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty. Any other prepayment shall be subject to the provisions of Section 11.1.

          (b)  Each optional partial prepayment of the Term Loan shall be applied pro rata to reduce all subsequent principal installments due thereunder.

  All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the applicable Banks in accordance with their respective Percentages.

        4.13    Mandatory Prepayment of Term Loan.

          (a)  So long as the Consolidated Funded Debt to EBITDA ratio is more than 0.5 to 1.0 as of any quarter end during the applicable fiscal year, the Term Loan shall be subject to required principal reductions in the amount of fifty percent (50%) of Excess Cash Flow, payable in respect of each fiscal year beginning with the fiscal year ending from and including the fiscal year ending December 31, 2002 and each fiscal year thereafter through the applicable Term Loan Maturity Date, on the earlier of (i) date of the Borrowers delivery of the annual financial statements pursuant to Section 7.1(a) hereof for each such fiscal year and (ii) March 31 of the year following the applicable fiscal year, provided that no such prepayment shall be required if the amount of such prepayment would be less than $50,000.

          (b)  Subject to clause (e) hereof, immediately upon receipt by the Company or any Subsidiary of any Net Cash Proceeds from Asset Sales, the Borrowers shall prepay the Term Loans by an amount equal to one hundred percent (100%) of such Net Cash Proceeds until the Term Loan has been paid in full, provided that no such prepayment shall be required if the amount of such prepayment resulting from any transaction or related series of transactions would be less than $50,000.

          (c)  Subject to clause (e) hereof, immediately upon receipt by the Company or any Subsidiary of Net Cash Proceeds from the issuance of any Equity Interests of such Person other than Equity Interests under the stock option or employee incentive plans listed on Schedule 6.23 hereto (or any successor plans) or pursuant to any option or warrant originally issued to employees under such plans or pursuant to those options or warrants issued in connection with prior acquisitions and described on Schedule 2.13/4.13 hereto, or from the issuance of any Subordinated Debt, other than Funded Debt (which is Subordinated Debt) permitted under Section 8.1(c) or (j) hereof or which does not yield cash proceeds to the Company or a Subsidiary, issued after the Effective Date by such Person, the Borrowers shall be obligated to repay the Term Loan by an amount equal to (y) fifty percent (50%) of such cash proceeds in the case of any such issuance of Equity Interests or (z) one hundred percent (100%) of such cash proceeds in the case of any such issuance of Subordinated Debt (net, in any case, of reasonable and customary costs and expenses of issuance), provided, however, that to the extent that the amount of the cash proceeds described in (y) and (z) above, as applicable, exceeds the outstanding Indebtedness under the Term Loan, the remainder shall be subject to Section 2.13(b) hereof; provided that no such prepayment shall be required if the amount of such prepayment resulting from any transaction or related series of transactions would be less than $50,000.

          (d)  Subject to clause (e) hereof, mandatory prepayments under this Section 4.13 shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan under Section 4.13(a) and (c) shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities. Each mandatory prepayment of the Term Loan made pursuant to this Section 4.13(b) shall be applied pro rata to reduce all subsequent principal installments due thereunder.

          (e)  To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.13 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Interest Period attributable to the Eurocurrency-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1. All prepayments of the Term Loan hereunder shall be made to the Agent for distribution ratably to the Term Loan Banks.

        4.14    Term Loan Commitment Fee.    From the Effective Date to (but excluding) the last day of the Term Loan Funding Period, the Borrowers shall pay to each of the Term Loan Banks, a Term Loan Commitment Fee determined by multiplying the Applicable Fee Percentage times the average daily amount by which such Bank's Percentage of the Term Loan Maximum Amount then in effect exceeds the sum of such Bank's Percentage of the aggregate principal amount of Term Loan Advances outstanding from time to time during such period, calculated on a daily basis. The Term Loan Commitment Fee shall be payable quarterly in arrears on July 1, 2002 and on October 1, 2002, and at the termination of the Term Loan Funding Period, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Term Loan Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Such Term Loan Commitment Fee shall be paid by the Borrowers to the Agent. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Term Loan Commitment Fee. The Term Loan Commitment Fee shall not be refundable under any circumstance.

        4.15    Use of Proceeds.    Proceeds of the Term Loan shall be used by the Borrowers to finance the MDI Acquisition, the MDI Tender Offer and the MDI Merger, and related transactions, including the acquisition of other Capital Stock of Mechanical Dynamics.

5.    CONDITIONS

        The obligations of the Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions (it being understood that those conditions identified as conditions to the making of the initial Advances hereunder shall apply only to such initial Advances):

        5.1    Execution of Notes and this Agreement.    Prior to the initial funding of Advances hereunder, each of the Borrowers shall have executed and delivered to Agent for the account of each Bank requesting Notes, the Revolving Credit Notes, the Swing Line Note and/or the Term Notes, as applicable, and this Agreement and the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

        5.2    Corporate Authority.    Prior to the initial funding of Advances hereunder, Agent shall have received, with a counterpart thereof for each Bank:

          (a)  For each Loan Party, a certificate of its Secretary or Assistant Secretary as to:

            (i)    resolutions of the board of directors of such Loan Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of the Borrowers, the borrowing of Advances and the requesting of Letters of Credit hereunder,

            (ii)  the incumbency and signature of the officers of such Loan Party executing any Loan Document,

            (iii)  a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation, and from every state or other jurisdiction listed on Schedule 5.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, and

            (iv)  copies of such Loan Party's articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date;

        5.3    Collateral Documents, Guaranties and other Loan Documents.    Prior to the initial funding of Advances hereunder, as security for all Indebtedness, the Agent shall have received:

          (a)  the following Collateral Documents:

            (i)    the Security Agreement, executed and delivered by each Borrower and each Guarantor;

            (ii)  the Guaranty, executed and delivered by each of the Guarantors; and

            (iii)  the MSC-MDI Secured Loan Documents.

          (b)  If requested by the Agent, in the case of each leased property listed on Schedule 5.3(c) hereto, lessor's acknowledgments and consents in form and substance reasonably acceptable to the Agent and the Banks.

          (c)  Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Company or any Subsidiary (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

          (d)  Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 5.3(d), or other office, as the case may be.

        5.4    Existing Credit Facilities.    Prior to the initial funding of Advances hereunder, all existing Funded Debt, other than Funded Debt expressly permitted hereunder, or Funded Debt to be refinanced with the proceeds of an Advance of the Revolving Credit hereunder, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated and all Liens securing payment of any such Funded Debt shall have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to Agent.

        5.5    Insurance.    The Agent shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

        5.6    Compliance with Certain Documents and Agreements.    The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

        5.7    The MDI Acquisition.    Prior to the initial funding of Advances hereunder, the Agent shall have received copies of all MDI Acquisition Documents and all financial and other due diligence on Mechanical Dynamics required by the Agent and the Majority Banks prior to the Effective Date, performed to the satisfaction of Agent and the Majority Banks, including but not limited to:

          (a)  the review of all aspects of the MDI Tender Offer and including without limitation the satisfactory review of all completed MDI Tender Offer filings, of the form, structure and terms of the MDI Acquisition and related transactions, and of the Borrowers' and each Guarantor's compliance with all applicable laws, shareholder rights plans and other legal and regulatory aspects of the MDI Tender Offer;

          (b)  the Agent shall have received a final pro forma opening balance sheet ("Pro Forma Opening Statements") giving effect to the MDI Acquisition and the MDI Merger in form and substance acceptable to the Agent and the Majority Banks, together with such information as the Agent may request to confirm the tax, legal and business assumptions made in the Pro Forma Opening Statements and projections;

          (c)  all legal (including tax implications), financial and regulatory matters in respect of the financing and the MDI Tender Offer shall be satisfactory to the Agent and the Majority Banks;

          (d)  confirmation of compliance by the Borrowers and each Guarantor with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System;

          (e)  the Agent shall have received complete copies of all MSC-MDI Secured Loan Documents, all of which the Borrowers represent are listed on Schedule 5.7 hereto; and

          (f)    such other information with respect to the MDI Acquisition as the Agent or any Bank may reasonably request.

        5.8    Opinion of Counsel.    Prior to the initial funding of Advances hereunder, the Loan Parties shall furnish Agent under this Agreement, with signed copies for each Bank, opinions of counsel to the Loan Parties, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks (including matters related to the MDI Acquisition and the MDI Tender Offer).

        5.9    Company's Certificate.    Prior to the initial funding of Advances hereunder, the Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of the

Company dated as of the Effective Date (and as of the date of the making of the initial Advances hereunder), stating that to the best of his or her knowledge after due inquiry, (a) except to the extent set forth in any post closing letter between the Borrowers and the Agent, the conditions set forth in this Section 5 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2001, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material changes to the pro forma opening balance sheet of the Company previously delivered to the Agent.

        5.10    Payment of Fees.    The Borrowers shall have paid to Comerica, in its individual capacity and as Agent (for its sole account), any commitment fee and agency fee due under the terms of the applicable Fee Letter.

        5.11    Financial Statements.    Prior to the initial funding of Advances hereunder, the Company shall have delivered to the Agent and each Bank (i) audited financial statements of the Company and its Subsidiaries for the fiscal year ending on December 31, 2001 prepared and presented in accordance with GAAP and (ii) company prepared unaudited financial statements of the Company and the Subsidiaries, for the quarter ending March 31, 2002 in each case in form and substance satisfactory to the Agent and the Banks.

        5.12    Initial Loans to Finance the MDI Tender Offer.    In addition to satisfying the conditions precedent set forth in Sections 5.1 through 5.11 hereof, the obligation of the Banks (including the Swing Line Bank) to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit, whether to finance the purchase of any Capital Stock of MDI pursuant to the MDI Tender Offer or otherwise, shall be subject to the further condition that the Agent shall have received the following documents and the following conditions precedent shall have been satisfied:

          (a)  (i) Receipt by the Agent of evidence that the Company's and MD Acquisition Sub's directors shall have approved the MDI Tender Offer and that Mechanical Dynamics's directors shall have approved and recommended acceptance of the MDI Tender Offer, and (ii) Mechanical Dynamics, the Company and MDI Acquisition Sub shall have made all filings with and obtained all approvals and authorizations from any governmental body, agency, official or authority, and any applicable waiting period related thereto shall have expired or been terminated, which filings, approvals or authorizations (or the expiration of such waiting periods) are legally required to be obtained or made by them (or to have expired or terminated) prior to the consummation of the MDI Tender Offer.

          (b)  Consummation of the MDI Tender Offer would not violate any law or regulation and no judgment, injunction, order or decree shall have enjoined Mechanical Dynamics, the Company or MDI Acquisition Sub from consummating the MDI Tender Offer or the MDI Merger.

          (c)  The amounts and forms of the consideration to be paid in the MDI Tender Offer and the MDI Merger shall be acceptable to the Agent if higher than $18.85 per share, together with evidence satisfactory to the Agent of such consideration having been paid.

          (d)  (i) All conditions precedent to the consummation of the MDI Tender Offer shall have been satisfied or waived (ii) the terms of the MDI Tender Offer shall not have been amended in any manner which is not reasonably satisfactory to the Agent, (iii) MDI Acquisition Sub has accepted more than 50% of the Capital Stock of Mechanical Dynamics and has instructed to accept all such tendered Capital Stock and, but for the disbursement of the initial Advances hereunder, all other transactions contemplated pursuant to the MDI Acquisition Documents (other than the MDI Merger) required to consummate the MDI Acquisition have been completed in accordance with the terms of the MDI Acquisition Documents and all applicable laws and regulations, together with a certificate from a Responsible Officer of the Company and MDI Acquisition Sub in connection therewith as required by the Agent.

          (e)  The Agent shall have received, on behalf of the Banks, a purpose statement on FR Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System in form and substance satisfactory to the Agent and the Banks to the extent required in connection with the MDI Acquisition or otherwise under applicable law and the Agent shall have completed (on behalf of each of the Banks, and in form satisfactory to the Banks) a Federal Reserve Form U-1, such Form U-1 having been reviewed and approved by each of the Banks and otherwise being in form and substance satisfactory to Company and the Agent.

          (f)    The Agent shall have received a certificate confirming the solvency and other appropriate factual information in form and substance reasonably satisfactory to it from a Responsible Officer of the Company and MDI Acquisition Sub supporting the conclusion that after giving effect to the MDI Tender Offer and the MDI Merger, the Borrowers, the Guarantors and their Consolidated Subsidiaries, including Mechanical Dynamics, taken as a whole, are solvent and will be solvent subsequent to incurring the indebtedness in connection with the MDI Tender Offer and MDI Merger, will be able to pay their debts as they become due and will not be left with unreasonably small capital.

          (g)  No event, occurrence, development or state of circumstances or facts which has had or has a reasonable probability of having, individually or in the aggregate, a Material Adverse Effect on Mechanical Dynamics shall have occurred.

          (h)  The full amount of consideration required to complete the MDI Acquisition, including the MDI Merger, less the Term Loan Maximum Amount, shall be paid or escrowed in a manner satisfactory to the Agent simultaneously with such Advance.

        5.13    Continuing Conditions.    The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

          (a)  No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

          (b)  Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.    REPRESENTATIONS AND WARRANTIES

        The Borrowers represent and warrant and such representations and warranties shall survive until the Final Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by the Borrowers of all other obligations under this Agreement:

        6.1    Corporate Authority.    Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, each other Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, and, other than as set forth on Schedule 6.1 hereto, each Loan Party and each Subsidiary is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary and where failure to be so qualified would have a Material Adverse Effect.

        6.2    Due Authorization—Borrowers.    Execution, delivery and performance of this Agreement, the other Loan Documents to which the Borrowers are a party and the issuance of the Notes by the Borrowers (if requested) are within the Borrowers' corporate powers, have been duly authorized, are not in contravention of any law applicable to the Borrowers or the terms of the Borrowers' organizational documents and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

        6.3    Due Authorization—Guarantors.    Execution, delivery and performance of the Guaranty, and the other Loan Documents to which such Guarantor is a party, are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor's organizational documents, and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

        6.4    Good Title, No Liens.    The property described in Schedules 5.3(b) and 5.3(c) hereof constitutes all of the real property owned or leased by the Company and its Subsidiaries on the Effective Date. The Company and its Subsidiaries have good title to or a valid leasehold interest or interest as licensee in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by Company or its Subsidiaries, except for (i) any defects that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) other Liens permitted pursuant to Section 8.2.

        6.5    Taxes.    Each of the Loan Parties, and each of their respective Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

        6.6    No Defaults.    There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money of any Loan Party or any of their respective Subsidiaries or of any agreement relating thereto.

        6.7    Enforceability of Agreement and Loan Documents—Borrowers.    This Agreement and each of the other Loan Documents to which each Borrower is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

        6.8    Enforceability of Loan Documents—Guarantors.    The Loan Documents to which each of the Guarantors is a party, have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Guarantor and constitute the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

        6.9    Compliance with Laws.    Except as disclosed on Schedule 6.9, each of the Loan Parties, and each of their respective Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

        6.10    Non-contravention—Borrowers.    The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by the Borrowers are not in contravention of the terms of any indenture, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

        6.11    Non-contravention—Guarantors.    The execution, delivery and performance of those Loan Documents signed by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any such Guarantor is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

        6.12    No Litigation.    Except for De Minimis Matters or as set forth on Schedule 6.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Borrowers, threatened against any Loan Party or any of their respective Subsidiaries (other than any suit, action or proceeding in which such Loan Party or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against such Loan Party or such Subsidiary has been filed). Except as set forth on Schedule 6.12, there is not outstanding against any Loan Party or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party or any other Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

        6.13    Consents, Approvals and Filings, Etc.    Except as have been previously obtained or for DeMinimis Matters and except for the consents of landlords with respect to properties leased by Company and their respective Subsidiaries, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Loan Parties of this Agreement, any of the other Loan Documents to which they are a party or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (ii) by Loan Party, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent and except for such consents, approvals or filings the failure of which to obtain would not have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Borrowers threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

        6.14    Franchises, Patents, Copyrights, etc.    The Company and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

        6.15    No Investment Company or Margin Stock.    None of the Loan Parties nor any of their respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. Except for the purchase of the Capital Stock of Mechanical Dynamics pursuant to the MDI Acquisition and the MDI Merger (which purchases will be made in compliance with Sections 5.7(e), 5.12(f) and 7.16 hereof), none of the proceeds of any of the Advances will be used by any Loan Party nor any of their respective Subsidiaries to purchase or carry margin stock or will be made available by any Loan Party or any of their respective Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

        6.16    ERISA.    None of the Loan Parties nor any of their respective Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no "reportable event" as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither the Loan Parties nor any of their respective Subsidiaries have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Company or the Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

        6.17    Conditions or Agreements Affecting Financial Condition, Business or Properties.    As of the Effective Date, none of the Loan Parties nor any of their respective Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect, and neither the respective businesses nor the properties of any Loan Party nor any of their respective Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which is reasonably likely to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days would reasonably be expected to have a Material Adverse Effect.

        6.18    Environmental and Safety Matters.    Except as set forth in Schedules 6.18 and 6.12 and except for such matters as are not reasonably likely to have a Material Adverse Effect:

          (a)  to the best knowledge of the Borrowers, all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are in material compliance with all Hazardous Material Laws;

          (b)  to the best knowledge of the Borrowers, there have been no unresolved and outstanding past, and there are no pending or threatened

            (i)    written claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

            (ii)  written complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability of the Loan Parties or any of their respective subsidiaries under any Hazardous Material Law; and

          (c)  to the best knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

        6.19    Subsidiaries.    Except as disclosed on Schedule 6.19 hereto as of the Effective Date, the Borrowers have no Subsidiaries.

        6.20    Accuracy of Information.    (a) Each of the Company's financial statements furnished to Agent and the Banks prior to the date of this Agreement, fairly presents in all material respects (subject to year-end adjustments and the omission of notes thereto in the case of interim statements) the financial condition of the Company and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP. The projections and pro forma financial information furnished to Agent and the Banks prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

          (b)  Since December 31, 2001 and to the Effective Date there has been no material adverse change in the financial condition of Company and its Subsidiaries taken as a whole; to the best knowledge of the Company, as of the Effective Date, neither Company nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the pro forma opening balance sheet to be delivered hereunder, except as set forth on Schedule 6.20 hereof, and there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries which contingent obligations and losses in the aggregate would reasonably be expected to have a Material Adverse Effect.

        6.21    Labor Relations.    None of the Loan Parties nor any of their respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Loan Parties nor any of their respective Subsidiaries or to the knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of the Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any Subsidiary or to the knowledge of the Borrowers, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Loan Parties or any of their respective Subsidiaries, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

        6.22    Solvency.    After giving effect to the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither the Company nor any Subsidiary intends to nor does management of the Company or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither the Company nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to the Company or any Subsidiary, nor does the Company or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against the Company or any Subsidiary.

        6.23    Capitalization.    On the Effective Date, all issued and outstanding shares of capital stock of Company and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than Liens permitted under Section 8.2 and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. On the Effective Date, the capital stock of the Company and each Subsidiary is owned by the stockholders and in the amounts set forth on Schedule 6.23. On the Effective Date, no shares of the capital stock of the Company or any Subsidiary, other than those described above, are issued and outstanding. On the Effective Date, except as disclosed on Schedule 6.23, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Company or any Subsidiary, of any shares of capital stock or other securities of the Company or any Subsidiary.

        6.24    MDI Acquisition.    Simultaneously with the disbursement of initial Advance hereunder, the Borrowers have satisfied all conditions and requirements described in Sections 5.7 and 5.12, whether relating to the MDI Acquisition, or otherwise; complete and correct copies of all MDI Acquisition Documents have been delivered to the Agent before the Effective Date; the total consideration paid or payable (including without limitation all Debt assumed, guaranties or other liabilities incurred, all deferred payments and all other direct or indirect consideration, and further including without limitation all payments to be made pursuant to the MDI Merger) by the Company and its Subsidiaries for the MDI Acquisition will not exceed $125,000,000 plus fees and expenses in connection therewith not to exceed $3,000,000.

7.    AFFIRMATIVE COVENANTS

        Each Borrower covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by the Borrowers of all other obligations under this Agreement and the other Loan Documents, to:

        7.1    Financial Statements.    Furnish to the Agent with sufficient copies for each Bank:

          (a)  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company a copy of the audited Consolidated and unaudited Consolidating financial statements of the Company and the Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably satisfactory to the Agent and the Banks; and

          (b)  as soon as available, but in any event not later than forty five (45) days after the end of each fiscal quarter, Company prepared unaudited Consolidated and Consolidating balance sheets of the Company and the Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, stockholders equity and cash flows for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer as being fairly stated in all material respects; and

          (c)  as soon as available, but in any event not later than thirty (30) days after the end of each month (other than those months ending on a fiscal quarter end), Company prepared unaudited financial information of the Company and its Subsidiaries as at the end of such month and for the portion of the fiscal year through the end of such fiscal month, accompanied by reasonable comparative and other supporting information, all in form reasonably satisfactory to Agent, and certified by a Responsible Officer as being fairly stated in all material respects and attaching a schedule of outstanding Funded Debt, other than Indebtedness and the Subordinated Debt, of the Company and its Subsidiaries describing in reasonable detail (on a basis consistent with Section 6.22 hereof) for each debt issue or loan outstanding the principal amount and amount accrued interest with respect to each such debt issue or loan; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to year-end adjustments.

        7.2    Certificates; Other Information.    Furnish to the Agent with sufficient copies for each Bank:

          (a)  Within forty five (45) days after and as the end of each fiscal quarter, a Covenant Compliance Report;

          (b)  No later than ninety (90) days following the end of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to the Agent and the Banks projections of the Company and the Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following four (4) fiscal years on an annual basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

          (c)  Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services;

          (d)  As soon as available (and with copies for each of the Banks), the Company's 8-K, 10-Q and 10-K reports filed with the federal Securities and Exchange Commission, and in any event, with respect to the 10-Q report, within thirty (30) days of the end of each of the first three fiscal quarters of each of the Company's fiscal years, and with respect to the 10-K report, within ninety (90) days after and as of the end of each of Company's fiscal years; and as soon as available, copies of all material filings, reports or other documents filed by the Company or any of its Subsidiaries with the federal Securities and Exchange Commission or other federal regulator or taxing agencies or authorities in the United States, or comparable agencies or authorities in foreign jurisdictions, or any stock exchanges in such jurisdiction;

          (e)  Promptly as issued, all press releases, notices to shareholders and all other material communications transmitted by the Company or any of its subsidiaries to shareholders;

          (f)    Any other financial reports, statements, press releases or any other material information delivered to holders of subordinated debt pursuant to the applicable Subordinated Debt Documents or otherwise, as and when delivered to such Persons; and

          (g)  Promptly and in form to be reasonably satisfactory to the requesting Bank, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

        7.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and other governmental charges and all of its other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company, or where the failure to pay any such matter could not reasonably be expected to have a Material Adverse Effect.

        7.4    Conduct of Business and Maintenance of Existence; Compliance with Laws.

          (a)  Continue to engage in the business as substantially now conducted by the Company and its Subsidiaries and businesses reasonably related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 8.4 and 8.5;

          (b)  Take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5 or where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect; and

          (c)  Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        7.5    Maintenance of Property; Insurance.    (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted), except where the failure to maintain such property could not reasonably be expected to have a Material Adverse Effect; and (b) maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate, and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company or such Subsidiary, and to the Agent for the benefit of the Banks (Agent as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

        7.6    Inspection of Property; Books and Records, Discussions.    Permit Agent and each Bank, through their authorized attorneys, accountants and representatives: (a) at all reasonable times during normal business hours, upon the request of Agent or such Bank (upon reasonable advance notice and at the expense of Agent or such Bank, as applicable, unless a Default or Event of Default has occurred and is continuing), to examine Company's and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, upon the request of the Majority Banks (and upon reasonable advance notice, unless a Default or Event of Default has occurred and is continuing), to conduct full or partial collateral audits of

Company and the Subsidiaries to be completed by an appraiser as may be selected by Agent and the Majority Banks and consented to by Company (such consent not to be unreasonably withheld or delayed), with all reasonable costs and expenses of such audits to be reimbursed by the Borrowers, provided that, so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall not be obligated to reimburse Agent and the Banks for more than one such audit in any calendar year; and (c) permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and the Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 13.11 hereof.

        7.7    Notices.    Promptly give notice to the Agent of:

          (a)  the occurrence of any Default or Event of Default of which the Company or any Subsidiary has knowledge;

          (b)  any (i) default or event of default under any Contractual Obligation of Company or any Subsidiary of which the Company or such Subsidiary had knowledge or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Subsidiary and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, could have a Material Adverse Effect or (iii) any change in the financial condition of the Company or any of the Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

          (c)  any event which any Borrower reasonably believes is reasonably likely to have a Material Adverse Effect;

          (d)  promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by the Company or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon the Company or any Subsidiary setting forth the details of such position and the financial impact thereof;

          (e)  not less than 30 days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Seller Notes, the Subordinated Debt Documents or MDI Acquisition Documents;

          (f)    provide prompt written notice to the Agent of (i) all jurisdictions in which the Company or any of the Subsidiaries becomes qualified after the Effective Date to transact business, and (ii) any material change after the Effective Date in the authorized and issued capital stock or other equity interests of the Company or any of the Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable; and

          (g)  concurrently with the delivery thereof, any notices to any holder of Subordinated Debt pursuant to the Subordinated Debt Documents other than notices required hereunder.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken or proposes to take with respect thereto.

        7.8    Hazardous Material Laws.

          (a)  Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (b)  Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of the Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws and shall promptly cure and have dismissed with prejudice to the satisfaction of the Majority Banks any actions and proceedings relating to compliance with Hazardous Material Laws to which the Company or any of its Subsidiaries is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserve;

          (c)  To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material;

          (d)  Provide such information and certifications which any Bank may reasonably request from time to time to evidence compliance with this Section 7.8.

        7.9    Consolidated Fixed Charge Coverage Ratio.    Maintain as of the end of each fiscal quarter of Company ending during the periods specified below, for the four fiscal quarters then ending, a Consolidated Fixed Coverage Ratio of not less than the following amounts during the periods specified below:

Period	Ratio
Effective Date through 6/30/03	1.00 to 1
7/01/03 through 12/31/03	..90 to 1
1/01/04 through 12/31/04	1.00 to 1
1/01/05 and thereafter	1.25 to 1

        7.10    Maintain Minimum Liquidity and Minimum Liquidity Ratio.    Maintain Minimum Liquidity of not less than Twenty Five Million Dollars ($25,000,000) as of the end of each fiscal quarter of Company ending during the periods specified below, and maintain, for the four fiscal quarters then ending, a Minimum Liquidity Ratio of not less than the following amounts during the periods specified below:

Period	Ratio
Effective Date through 6/30/02	1.25 to 1
7/01/02 through 6/30/03	1.10 to 1
7/1/03 through 9/30/03	1.25 to 1
10/01/03 through 12/31/04	1.50 to 1
1/01/05 and thereafter	1.75 to 1

        7.11    Maintain Minimum Consolidated EBITDA.    Maintain as of the end of each fiscal quarter of Company ending during the periods specified below, for the four fiscal quarters then ending, Consolidated EBITDA of not less than the following amounts during the periods specified below:

Period	Amount
Effective Date through 3/31/02	$38,500,000
4/01/02 through 6/30/02	$42,500,000
7/01/02 through 9/30/02	$50,000,000
10/01/02 through 12/31/02	$55,000,000
1/01/03 through 3/31/03	$60,000,000
4/01/03 through 6/30/03	$65,000,000
7/01/03 through 9/30/03	$70,000,000
10/01/03 through 3/31/04	$75,000,000
4/01/04 through 12/31/04	$80,000,000
1/01/05 and thereafter	$85,000,000

        7.12    Maintain Consolidated Leverage Ratio.    Maintain as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below, a Consolidated Leverage Ratio of not more than the following amounts during the periods specified below:

Period	Ratio
Effective Date through 6/30/02	2.25 to 1
7/01/02 through 9/30/02	2.00 to 1
10/01/02 through 6/30/03	1.75 to 1
7/01/03 through 9/30/03	1.50 to 1
10/01/03 and thereafter	1.25 to 1

        7.13    Governmental and Other Approvals.    Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

        7.14    Compliance with ERISA/ERISA Notices.    (a) Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

          (b)  Promptly notify Agent upon the occurrence of any of the following events if such event could reasonably be expected to have a Material Adverse Effect:

            (i)    the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

            (ii)  the Company's or any Subsidiary's receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

            (iii)  the Company's or any Subsidiary's receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

            (iv)  the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

            (v)  the withdrawal of the Company or any Subsidiary from any Multiemployer Plan if the Company reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

            (vi)  the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

        7.15    Security; Defense of Collateral.    Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 8.2 hereof; and defend the Collateral from any Liens other than Liens permitted by Section 8.2.

        7.16    Use of Proceeds.    Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof and the proceeds of the Term Loan as set forth in Section 4.15 hereof; and not use any portion of the proceeds of any such Advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

        7.17    Future Subsidiaries; Additional Collateral.

          (a)  With respect to each Foreign Subsidiary which is a Significant Foreign Subsidiary on the Effective Date, within ninety (90) days of the Effective Date, the Company shall promptly execute, or cause to be executed by its Domestic Subsidiaries (to the extent applicable), and delivered to the Agent a local law Foreign Pledge Agreement encumbering the capital stock or other ownership interests of such Foreign Subsidiary to secure the Indebtedness of the Company;

          (b)  With respect to each Person which becomes a Significant Domestic Subsidiary of Company (directly or indirectly) subsequent to the Effective Date, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Significant Domestic Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a joinder agreement to the Security Agreement (attached to the Security Agreement as Exhibit B);

          (c)  With respect to the share capital (or other ownership interests) of each Person which becomes a Significant Domestic Subsidiary or a Significant Foreign Subsidiary, as the case may be, subsequent to the Effective Date,

            (i)    in the case of any Significant Domestic Subsidiary, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Domestic Subsidiary, the Company shall execute, or cause to be executed, and deliver to the Agent a Pledge Agreement or a Security Agreement, as applicable, encumbering all of the share capital or other ownership interests of such Subsidiary to secure the Indebtedness of the Company; and

            (ii)  in the case of any Significant Foreign Subsidiary, at the request of the Agent and the Majority Banks, the Company shall promptly execute, or cause to be executed by its Domestic Subsidiaries (to the extent applicable), and deliver to the Agent a local law Foreign Pledge Agreement encumbering the Capital Stock or other ownership interests of such Foreign Subsidiary to secure the Indebtedness of the Company; and

          (d)  With respect to real property located in the United States (i) owned or otherwise acquired by the Company or any Significant Domestic Subsidiary after the Effective Date, and having a fair market value of at least $1,000,000, not later than sixty (60) days after such property is acquired, the Company shall execute or cause to be executed (unless waived by Agent and the Majority Banks) a Mortgage covering such property, together with such real estate documentation listed on Schedule 7.17 hereto; and (ii) leased by the Company or any Domestic Subsidiary after the Effective Date, not later than thirty (30) days after the execution of the applicable Lease, the Company shall execute or cause to be executed (to the extent such Lease is determined by the Agent, in its reasonable discretion, to have material economic value, taking into account, among other things, the term of the Lease and, the lease rate and other market terms) a Leasehold Mortgage and/or a lessor's acknowledgment and consent, in each case in form and substance satisfactory to Agent, together with any other documentation requested by Agent;

  in each case in form reasonably satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Banks and the Borrowers shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 7.17.

  Notwithstanding the foregoing, it is acknowledged and agreed that (a) Mechanical Dynamics and its Subsidiaries shall not be required to execute a Guaranty, a Security Agreement or any other Collateral Documents (other than the MSC-MDI Secured Loan Documents) until completion of the MDI Merger, provided that it is acknowledged and agreed that (i) Mechanical Dynamics and its Subsidiaries shall execute a Guaranty, a Security Agreement and other Collateral Documents required by the Agent and other documents required by this Section 7.17 immediately after the effectiveness of the MDI Merger and (ii) and shall execute, cause its landlords to execute, lessor's acknowledgment and consents in form satisfactory to Agent within sixty (60) days following the execution of the Collateral Documents referred to in clause (i) of this subparagraph (a); and (b) with respect to any other real property or real property interests, mortgages and other documents creating a first priority lien on and security interest in such real property satisfactory to the Agent shall be required promptly upon the acquisition thereof (provided that the MDI Merger has become effective).

        7.18    The MDI Merger.

          (a)  No later than September 30, 2002, the Company shall provide (a) evidence of the completion and effectiveness of the MDI Merger and all transactions contemplated by the MDI Merger, all in accordance with the MDI Acquisition Documents (the provisions of which shall not have been amended, waived or modified in violation of Section 8.14 hereof) and all laws and regulations and all other Requirements of Law, and (b) complete and correct copies of all documents relating to the MDI Merger, including without limitation certified copies of all corporate action taken by Mechanical Dynamics and MDI Acquisition Sub to authorize the execution, delivery and performance of the MDI Merger Agreement and all MDI Acquisition Documents, certified copies of Mechanical Dynamics' articles of incorporation and by-laws and such other corporate documents and other papers as the Agent request.

          (b)  Promptly upon completion and effectiveness of the MDI Merger, Mechanical Dynamics and its Subsidiaries will execute and deliver to the Agent a Guaranty, Security Agreement and all other Collateral Documents required by the Agent, in each case accompanied by such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by Agent and in form and substance acceptable to the Agent.

        7.19    Operating Accounts.    Maintain all of the primary operating accounts of each Borrower with the Agent or a domestic bank Affiliate of Agent.

        7.20    Further Assurances.    Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent's request, and at the Borrowers' expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

8.    NEGATIVE COVENANTS.

        Each Borrower covenants and agrees that, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final irrevocable payment in full of the Indebtedness and the performance by Company and its Subsidiaries of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit Company or any of the Subsidiaries, to:

        8.1    Limitation on Debt.    Create, incur, assume or suffer to exist any Debt, except:

          (a)  Indebtedness under this Agreement and the other Loan Documents;

          (b)  any Debt existing on the Effective Date and set forth in Schedule 8.1(b) attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

          (c)  Debt of the Company or a Subsidiary, excluding Debt otherwise permitted under this Section 8.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that both at the time of and after effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed Five Million Dollars ($5,000,000) at any one time outstanding;

          (d)  Subordinated Debt and the Seller Notes;

          (e)  Debt under any Hedging Transactions;

          (f)    Guarantee Obligations permitted under Section 8.3 or any other Loan Document;

          (g)  current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of Company's or such Subsidiary's businesses;

          (h)  Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 7.3;

          (i)    Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.1;

          (j)    Intercompany Loans, but only to the extent permitted under Section 8.7 hereof;

          (k)  Non-current liabilities for post-employment healthcare and other insurance benefits;

          (l)    Debt secured by Permitted Liens; and

          (m)  additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Debt shall not exceed $15,000,000 in aggregate principal amount at any one time outstanding.

        8.2    Limitation on Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a)  Permitted Liens;

          (b)  Liens securing Debt permitted by Section 8.1(c) (whether pursuant to a loan or a Capitalized Lease), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements;

          (c)  Liens in favor of Agent, as security for the Indebtedness (including Indebtedness under any Bank Hedging Agreements);

          (d)  attachments, judgments and other similar Liens (other than any judgment that is described in clause (h) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

          (e)  other Liens, existing on the Effective Date, set forth on Schedule 8.2 attached hereto and any renewals or refinancing of the Debt secured thereby in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

          (f)    Liens granted to banks or other financial institutions in the ordinary course of business in connection with deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions on funds and other items in such accounts;

          (g)  Liens arising from precautionary UCC financing statements in respect of leases or in respect of options to purchase, if constituting Liens, granted at a price not less than fair market value and in the ordinary course of business, provided that the sale pursuant to such option would be permitted under the terms of this Agreement;

          (h)  Liens on assets of Mechanical Dynamics and its Subsidiaries in favor of the Company for loans permitted by Section 8.7(g); and

          (i)    other Liens securing Debt in an aggregate amount at any time outstanding not to exceed $1,000,000, provided that at the time such Lien was granted (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing.

        8.3    Limitation on Guarantee Obligations.    Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranty, (b) Guarantee Obligations by any Borrower or any Guarantor in respect of Debt incurred by the Borrowers or any other Guarantor in compliance with this Agreement, (c) Guarantee Obligations of the Guarantors in respect of the Subordinated Debt (provided such Guarantee Obligations are subordinated to the Indebtedness on terms acceptable to the Agent and the Majority Banks), (d) Guarantee Obligations not otherwise permitted under this Section 8.3 in respect of Debt incurred by any Person, provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $5,000,000, (e) Guarantee Obligations existing on the Effective Date and set forth on Schedule 8.3 hereto, (f) Guarantee Obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets, (g) Guarantee Obligations by any Borrower, any Guarantor or any Foreign Subsidiary in respect of Debt incurred by a Foreign Subsidiary, to the extent such Debt is permitted hereunder and to the extent such Guarantee Obligations are permitted under Section 8.7 or to the extent such Guarantee Obligations are given pursuant to the Company's standard form of Foreign Subsidiary support letter substantially in the form attached to Schedule 8.3 hereto (or in such other form as approved by the Majority Banks), and (h) Guarantee Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding at any time outstanding $500,000 in aggregate liability.

        8.4    Acquisitions.    Except for

          (a)  Permitted Acquisitions and

          (b)  the acquisition of the remaining Capital Stock of MSC.Australia (f/k/a Compumod) and MSC.Korea (f/k/a MacSoft), according to the applicable purchase and sale documents as presently in effect (except as modified with the approval of the Agent) for aggregate consideration (whether cash or non-cash) in an amount not to exceed $4,000,000, provided that no Default or Event of Default has occurred and is continuing at the time of such acquisition, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate an expansion of present business by acquisition.

        8.5    Limitation on Mergers, other Fundamental Changes or Sale of Assets.    Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables, leasehold interests and other intangible assets), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business, except:

          (a)  inventory leased or sold in the ordinary course of business;

          (b)  obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of Company's or any Subsidiary's business;

          (c)  (i) mergers or consolidations of any Subsidiary with or into Company (so long as Company shall be the continuing or surviving entity); (ii) mergers or consolidations of any Foreign Subsidiary with or into any other Foreign Subsidiary; and (iii) mergers or consolidations of any Subsidiary (excluding Company) with or into any Guarantor, so long as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (iii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (d)  the MDI Merger or any Permitted Acquisition or other acquisition permitted under Section 8.4, if conducted as a merger;

          (e)  any Subsidiary, other than a Significant Subsidiary, may liquidate or dissolve into the Company or any Guarantor and any Foreign Subsidiary may liquidate or dissolve into a Significant Foreign Subsidiary if, in each case, the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and will not have a Material Adverse Effect;

          (f)    sales or transfers, including upon voluntary liquidation (i) between any Borrower and any Guarantor; (ii) from any Subsidiary of the Company to any Borrower or any Guarantor; (iii) between any Foreign Subsidiaries; or (iv) from the Company or any Domestic Subsidiary to any Foreign Subsidiary in an aggregate amount for all such transfers during the life of this Agreement not to exceed $2,500,000 subject to Section 8.7(f) of this Agreement;

          (g)  subject to Sections 4.13 and 2.13(b) hereof, provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales (as determined on the basis of the gross sales price of such Asset Sale) is less than $1,000,000 in any fiscal year and the consideration received is cash or cash equivalents and (ii) other Asset Sales approved by the Majority Banks; and

          (h)  the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business.

        8.6    Restricted Payments.    Declare or make, or permit Company or any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any membership interests or any shares of any class of its capital stock, as applicable, or purchase, redeem or otherwise acquire for value any membership interests or any shares of capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding, except that:

          (a)  Company and the Subsidiaries may make Distributions to the Company or any other Borrower or any Guarantor;

          (b)  the Company or any of the Subsidiaries may declare and make dividends to its shareholders payable solely in shares of that class of stock held by such shareholders; and

          (c)  purchases, redemptions, retirements or acquisitions of shares of Capital Stock of Company, or options or warrants to purchase shares of such Capital Stock, held by officers, directors or employees of the Company or any of the Subsidiaries pursuant to a compensation plan or arrangement in connection with the death, disability or termination of employment of any such officer, director or employee in all such cases taken as a whole for aggregate cash payments from and after the Effective Date not in excess of $10,000,000, provided that, at the time of the applicable Distribution, no Default or Event of Default has occurred and is continuing.

        8.7    Limitation on Investments, Loans and Advances.    Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

          (a)  Permitted Investments;

          (b)  Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

          (c)  extensions of trade credit in the ordinary course of business;

          (d)  Intercompany Loans, Advances or Investments made on or after the Effective Date by any Borrower to any Guarantor or any other Borrower or by any Guarantor to any Borrower (provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Documents), provided that at the time any such loan, advance or investment is made (before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

          (e)  intercompany loans by the Company to MDI Acquisition Sub required to consummate the MDI Acquisition and the MDI Merger in accordance with the terms hereof, provided that such loans shall be evidenced by an Intercompany Note (secured by the MSC-MDI Secured Loan Documents) in form and substance acceptable to the Agent and pledged to the Agent for the benefit of the Banks pursuant to the Security Agreement, and nominal Investments in wholly-owned Subsidiaries (which are not Guarantors) required to form such Subsidiaries, made in compliance with this Agreement;

          (f)    Intercompany Loans, Advances or Investments made on or after the Effective Date by any Borrower or any Domestic Subsidiary to any Foreign Subsidiary (including any sales or transfers under 8.5(f) hereunder) in an aggregate amount at any time outstanding not to exceed $2,500,000; provided that at the time any such loan, advance or investment is made (before and after giving effect thereto), no Default or Event of Default has occurred and is continuing;

          (g)  prior to Mechanical Dynamics becoming a Guarantor, intercompany loans by the Company to Mechanical Dynamics required to pay off any Debt of Mechanical Dynamics or to fund working capital in an aggregate amount for all such loans (at any time outstanding) not to exceed $5,000,000, provided that (i) such loans shall be evidenced by an Intercompany Note and secured by the MSC-MDI Secured Loan Documents in form and substance acceptable to the Agent and pledged to the Agent for the benefit of the Banks pursuant to the Security Agreement, (ii) the Company shall not amend, modify or terminate any of the MSC-MDI Secured Loan Documents without the prior consent of the Agent and (iii) such loans shall be fully secured by all assets of Mechanical Dynamics and assigned to the Agent and shall be on terms and conditions satisfactory to the Agent;

          (h)  Investments in respect of Hedging Transactions;

          (i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (j)    loans and advances to employees, officers and directors of the Company or any of the Subsidiaries in connection with equity incentive arrangements; provided that the proceeds of such loans and advances are paid to the Company or any of the Subsidiaries, as applicable, in connection with such equity incentive arrangements and provided further that both at the time of and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of such Investment shall not exceed $5,000,000 over the term of this Agreement;

          (k)  Permitted Acquisitions permitted pursuant to Section 8.4 (to the extent constituting Investments, loans or advances) and any loans, advances or Investments made to complete the acquisitions permitted under clause (b) of Section 8.4;

          (l)    Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time; and

          (m)  other Investments not described above in an amount not to exceed $5,000,000 over the term of this Agreement.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

        8.8    Transactions with Affiliates.    Except for Intercompany Loans, Advances or Investments and except as set forth in Schedule 8.9 (which transactions described on Schedule 8.9 are on terms that are fair and reasonable to the Company and its Subsidiaries) and except for Subordinated Debt permitted hereunder, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of any Loan Party except (a) transactions otherwise permitted under this Agreement; (b) transactions in the ordinary course of Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties; and (c) transactions between or among the Loan Parties not involving any other Affiliates.

        8.9    Sale and Leaseback.    Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, as the case may be.

        8.10    Limitation on Negative Pledge Clauses.    After the Effective Date, except for such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 8.10 hereto, enter into any agreement, document or instrument which would (i) restrict or prevent the Company and its Subsidiaries from granting Agent on behalf of Banks Liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist (but limited to the property encumbered by such Lien) and customary anti-assignment provisions contained in leases entered into by any such Person (as lessee) in the ordinary course of business, or (ii) enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of Company to pay or make dividends or distributions in cash or kind to Company or any other Loan Party, to make loans, advances or other payments of whatever nature to Company, or to make transfers or distributions of all or any part of its assets to Company or any other Loan Party.

        8.11    Prepayment of Debt; Payments under Seller Notes.    Prepay, purchase, redeem or defease any Debt for money borrowed (including without limitation any Subordinated Debt) or any capital leases, excluding refinancings or renewals of such Debt in the same or lesser amounts (and giving effect to any required amortization) on substantially the same terms or on terms more favorable to the obligor thereunder, and otherwise in compliance with this Agreement; or make any payment under or in respect of the Seller Notes, including without limitation any prepayment, or any payment of regularly scheduled interest or of principal at maturity, unless (a) Company has provided not less than five (5) Business Days prior written notice to Agent of its intent to make such payment, accompanied by (i) pro forma financial information comparable to that required to be submitted in connection with a proposed acquisition and demonstrating financial covenant compliance as of the date of such payment and as of the last day of the next succeeding reporting period, and (ii) a certification that both before and after giving effect to such payment (and taking into account the making thereof), no Default or Event of Default has occurred and is continuing (or will occur as of the last day of the next succeeding reporting period) and that such payment would be permitted under the terms of this Agreement, and (b) all matters contained in the pro forma financial information and the certification delivered under clause (a) of this Section 8.11 are true and correct as of the date thereof and as of the date of the making of such payment.

        8.12    Amendment of Subordinated Debt Documents or Seller Notes.    Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1(b), the Seller Notes or any Subordinated Debt, any provision thereof which in any case could reasonably be expected to be adverse to the Banks, in any case without the prior written approval of Agent and the Majority Banks; for purposes of those documents or instruments evidencing or otherwise related to such Debt, any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in financial covenants which make such covenants more restrictive or adds new covenants, any change in any default, remedial or other repayment term making such term more onerous or restrictive, shall, without reducing the scope of this Section 8.13, be deemed to be adverse to the Banks.

        8.13    Modification of Certain Agreements.    Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties (including such Loan Party's certificate of incorporation), or any documents delivered in connection with any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, or (iii) could not reasonably be expected to have a Material Adverse Effect.

        8.14    Modification of MDI Acquisition Documents.    Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the material terms and conditions of the MDI Acquisition Documents in any manner contrary to the terms and conditions of this Agreement or which in any case could reasonably be expected to be materially adverse to the Banks (as determined by the Agent) or which could reasonably be expected to have a Material Adverse Effect, in any case without the prior written consent of the Majority Banks.

        8.15    Fiscal Year.    Permit the fiscal year of the Company to end on a day other than December 31.

9.    DEFAULTS

        9.1    Events of Default.    The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (a)  non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan, (ii) any Reimbursement Obligation, or (iii) any Fees, and in the case of interest payments and Fees, continuance thereof for three (3) Business Days;

          (b)  non-payment of any money by any Borrower under this Agreement or by Company or any Subsidiary under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after notice from Agent that the same is due and payable;

          (c)  default in the observance or performance of any of the conditions, covenants or agreements of any Borrower set forth in Sections 7.1, 7.2, 7.4(a), 7.5(b), 7.6, 7.7(a), 7.9 through 7.12, 7.16 through 7.18 or 8; provided that an Event of Default arising from a breach of Sections 7.1(a) through (c) or 7.2(a) through (h) shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (i) the giving of the notice required by Section 7.7(a) and (ii) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

          (d)  default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty (30) consecutive days following the earlier to occur of (i) the obtaining of actual knowledge by the Company, any Loan Party or any other Subsidiary of such default or (ii) the receipt of written notice by Company, any Loan Party or any other Subsidiary of such default; provided that any Event of Default arising solely due to a breach of Sections 7.7(b) through (g) or Section 7.14(b) shall be deemed cured upon the giving of the notice required by such Section;

          (e)  any representation or warranty made by Company or any Subsidiary herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

          (f)    default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of thirty (30) days; provided that any such default or failure to comply arising solely due to a breach of any notice requirement of such Loan Documents shall be deemed cured upon the earlier of (i) the giving of the notice required by the applicable Loan Document and (ii) the date upon which the default or other event giving rise to the notice obligation is cured or waived;

          (g)  (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of the Company or any Subsidiary in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of the Company or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Equity Interests), (x) the Company or any Subsidiary has become obligated to purchase or repay such Debt for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000 or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt for borrowed money;

          (h)  the rendering of any judgment(s) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against the Company or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

          (i)    the occurrence of (i) a "reportable event", as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any of the Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

          (j)    any Borrower or any Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of any Borrower or any Guarantor; or if any Borrower or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by such Borrower it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of such Borrower or any Guarantor) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Borrower or any Guarantor and shall not have been reversed or dismissed within sixty

  (60) days; or Company or any Guarantor shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

          (k)  default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements of any Subordinated Debt Holder under the terms of any Subordination Agreement;

          (l)    any material provision of any Collateral Document or the Guaranty shall at any time for any reason cease to be valid, binding and enforceable against the Company or any Subsidiary (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the Company or any Subsidiary, or the Company or any Subsidiary shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby;

          (m)  (i) if there shall occur a Change of Control (or comparable term or event) under any of the Subordinated Debt Documents; or (ii) if an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of twenty percent (20%) or more of the outstanding shares of Capital Stock of the Company entitled to vote; or, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by two-thirds (2/3), or more, of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason other than death to constitute a majority of the board of directors of the Company then in office; or (iii) if there shall occur any change in the management of the such Borrower which, in the judgment of the Majority Banks, could reasonably be expected to have a Material Adverse Effect, and such change in management has not been corrected to the satisfaction of the Majority Banks within thirty (30) days; or

          (n)  the MDI Merger shall not be consummated in accordance with the MDI Acquisition Documents on or before September 30, 2002, or any transactions to be completed in connection with the MDI Acquisition or the MDI Acquisition Documents shall be unwound, reversed or otherwise rescinded in whole or in any material part for any reason or any claim to unwind, reverse or rescind the MDI Acquisition, in whole or in part, is filed for any reason and not dismissed within thirty (30) days from the filing thereof.

        9.2    Exercise of Remedies.    If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Banks, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Banks, demand immediate delivery of cash collateral, and the Borrowers agree to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority

Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

        9.3    Rights Cumulative.    No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

        9.4    Waiver by Borrowers of Certain Laws.    To the extent permitted by applicable law, the Borrowers hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

        9.5    Waiver of Defaults.    No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Each Borrower expressly agrees that this Section may be waived or modified only in accordance with Section 13.10 and may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

        9.6    Set Off.    Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Borrowers of the occurrence thereof. The Borrowers hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

10.  PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS

        10.1    Payment Procedure.

          (a)  Except as otherwise provided herein, all payments by the Borrowers in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit or under the Term Loan or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to Agent, for the ratable account of the Revolving Credit Banks in the case of payments in respect of the Revolving Credit, the ratable benefit of the Term Loan Banks in the case of payments in respect of the Term Loan, at Agent's office located at One Detroit Center,

  Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank's Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank.

          (b)  Unless the Agent shall have been notified by the Borrowers prior to the date on which any payment to be made by the Borrowers is due that the Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Bank, Term Loan Bank, as the case may be, on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Revolving Credit Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances or Quoted Rate Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

          (c)  Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

          (d)  All payments to be made by the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 13.8) with Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision, federation or organization imposing such taxes), unless the Borrowers are compelled by law to make payment subject to such tax. In such event, the Borrowers shall:

            (i)    pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

            (ii)  remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Borrowers, of any such taxes payable by the Borrowers.

As used herein, the terms "tax", "taxes" and "taxation" include all taxes (other than taxes on or measured by the overall income of a Person), levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Borrowers, Agent or any of the Banks). The Borrowers shall be reimbursed by the applicable Bank for any payment made by the Borrowers under this Section 10.1 if the applicable Bank is not in compliance with its obligations under Section 13.12.

        10.2    Application of Proceeds of Collateral.    Notwithstanding anything to the contrary in this Agreement, after an Event of Default and the exercise of remedies pursuant to Article 9 of this Agreement or the other Loan Documents, the proceeds of any Collateral, together with any offsets, voluntary payments by Company or any Subsidiary of the Company or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loans and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks, the Majority Revolving Credit Banks and the Majority Term Loan Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company and the Subsidiaries, as the case may be. Subject to the terms of this Section 10.2, the application of such proceeds and other sums to the Advances of the Revolving Credit and the Term Loans, the Reimbursement Obligations and under any Bank Hedging Agreements shall be based on each Bank's Weighted Percentage of the aggregate of the loans.

        10.3    Pro-rata Recovery.    If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or the Term Loans, and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        10.4    Margin Adjustments.    Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

          (a)  Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event the Company fails timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins and fee percentages shall be at the next higher level (if any) on the Pricing Matrix attached to this Agreement as Schedule 1.1.

          (b)  From the Effective Date until the required date of delivery (or, if earlier, delivery) under Section 7.1(b) of the Company's financial statements for the fiscal quarter ending September 30, 2002, the margins and fee percentages shall be those set forth under the Level II column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, all margins and fee percentages shall be based upon the Company's quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Subsection 10.4(a) above.

11.  CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

        11.1    Reimbursement of Prepayment Costs.    If the Borrowers make any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Borrowers convert or refund (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if the Borrowers fail to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by the Borrowers to Agent in accordance with the terms hereof requesting such Advance, or if the Borrowers fail to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Borrowers shall reimburse Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the Borrowers to Agent for itself and/or on behalf of any Bank, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrowers, Agent and Banks shall deliver to the Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

        11.2    Eurocurrency Lending Office.    For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Bank, Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

        11.3    Circumstances Affecting Eurocurrency-based Rate Availability.    If with respect to any Interest Period, Agent or the Majority Banks (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Banks for such Interest Period, then Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of the Borrowers to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

        11.4    Laws Affecting Eurocurrency-based Advance Availability.    If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to the Borrowers and to Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of the Borrowers to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

        11.5    Increased Cost of Eurocurrency-based Advances.    If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

          (a)  shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices); or

          (b)  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to the Borrowers, then such Bank shall promptly notify Agent, and Agent (or such Bank, as aforesaid) shall promptly notify the Borrowers of such fact and demand compensation therefor in writing and, within fifteen (15) days after such notice, the Borrowers agree to pay to such Bank such additional amount or amounts as will compensate such Revolving Credit Bank or Banks for such increased cost or reduction. Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Revolving Credit Banks to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Article 11 hereof, provided that Agent shall incur no liability whatsoever to the Banks or the Borrowers in the event it fails to do so. A certificate of Agent (or such Bank, if applicable) setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such written demand and shall be prepared in good faith and conclusively presumed to be correct save for manifest error.

        11.6    Capital Adequacy and Other Increased Costs.    In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, "Increased Costs"), then Agent or such Bank shall notify the Borrowers in writing, and thereafter the Borrowers shall pay to such Bank or Agent, as the case may be, within fifteen (15) days of written demand therefor from such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder; notwithstanding the forgoing, however, the Borrowers shall not be required to pay any increased costs under this Section 11.6 or under Sections 11.3, 11.5 or 3.4(c) for any period ending prior to the date that is ninety (90) days prior to the making of a Bank's initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than ninety (90) days prior to the date of such request, in which case a Bank's request for such additional amounts relating to the period more than 90 days prior to the making of the request must be given not more than ninety (90) days after such Bank becomes aware of the applicable change in law or other event resulting in such increased costs. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusive, absent manifest error in computation.

        11.7    Substitution of Banks.    If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4 or (b) any Bank has demanded compensation under Section 3.4(c), 11.1 or 11.5, (in each case, an "Affected Bank"), then the Borrowers shall have the right (subject to Section 13.8 hereof), with the assistance of the Agent, to seek a substitute Bank or Banks (which may be one or more of the Banks (the "Purchasing Bank" or "Purchasing Banks") to purchase the Advances of the Revolving Credit, Swing Line and/or the applicable Term Loan, as the case may be and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit, Swing Line and/or the applicable Term Loan, as the case may be, and assign its commitments to such Purchasing Bank or Purchasing Banks within fifteen days after receiving notice from the Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Borrowers had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c) and 11.5 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank's commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loans of the Affected Bank. In connection with any assignment pursuant to this Section 11.7, the Borrowers or the Purchasing Bank shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

        11.8    Right of Banks to Fund through Branches and Affiliates.    Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.

12.  AGENT

        12.1    Appointment of Agent.    Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act as administrative agent on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of the Borrowers under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by the Borrowers, pro rata according to such Bank's Weighted Percentage, but excluding any such expense resulting from Agent's gross negligence or wilful misconduct. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or wilful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

        12.2    Deposit Account with Agent.    The Borrowers hereby authorizes Agent, in Agent's sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

        12.3    Scope of Agent's Duties.    The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Company, or any Subsidiary or Affiliate of the Company, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Borrowers of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        12.4    Successor Agent.    Agent may resign as such at any time upon at least 30 days prior notice to the Borrowers and all Banks; Agent may be removed by the Majority Banks upon not less than 30 days prior written notice to the Borrowers, the Banks and Agent, but only upon (i) Agent's gross negligence or willful misconduct or (ii) Agent's intentional failure to comply with the terms and conditions of this Agreement after receiving contrary instructions from the requisite Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Borrowers, is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, the Borrowers is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        12.5    Credit Decisions.    Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

        12.6    Authority of Agent to Enforce This Agreement.    Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

        12.7    Indemnification of Agent.    The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's or its Affiliates's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Borrowers for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

        12.8    Knowledge of Default.    It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by the Borrowers. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

        12.9    Agent's Authorization; Action by Banks.    Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

        12.10    Enforcement Actions by the Agent.    Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

        12.11    Collateral Matters.

          (a)  The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

          (b)  The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 13.10. Upon request by the Agent at any time, the Banks will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

        12.12    Agent in its Individual Capacities.    Comerica Bank and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not the Agent. Comerica Bank and its Affiliates and their respective successors and assigns may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or its Subsidiaries) as if such Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

        12.13    Co-Agent or Other Titles.    The Banks identified on the facing page or signature pages of this Agreement as Co-Lead Arrangers, Arrangers, Documentation Agent or Syndication Agent (if any), or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Banks so identified as Co-Lead Arrangers, Arrangers, Documentation Agent or Syndication Agent (or having any similar title) shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        12.14    Agent's Fees.    Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The Agent's Fees described in this Section 12.14 shall not be refundable under any circumstances.

13.  MISCELLANEOUS

        13.1    Accounting Principles.    Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

        13.2    Consent to Jurisdiction.    The Borrowers, Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, or Grand Rapids, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. The Borrowers irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Each of the Borrowers hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

        13.3    Law of Michigan.    This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        13.4    Interest.    In the event the obligation of the Borrowers to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which the Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

        13.5    Closing Costs and Other Costs; Indemnification.    (a) Each Borrower agrees to pay, or reimburse the Agent for payment of, within five Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees (without duplication of fees and expenses for the same services) and all other reasonable out-of-pocket advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of house and outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent's option, all of said amounts required to be paid by the Borrowers, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

          (b)  Each Borrower agrees to indemnify and hold Agent and each of the Banks harmless from all loss, cost, damage or liability suffered, or expenses, including reasonable house and outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services) reasonably incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

          (c)  Each Borrower agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies reasonably required by Agent or any Bank in connection with the violation of Hazardous Material Laws, court costs and out-of-pocket litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Hazardous Material Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Hazardous Material Laws. The obligations of the Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to Agent or any of the Banks at common law or pursuant to any other agreement.

        13.6    Notices.    Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

        13.7    Further Action.    Each Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

        13.8    Successors and Assigns; Participations; Assignments.

          (a)  This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Banks and their respective successors and assigns.

          (b)  The foregoing shall not authorize any assignment by any Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

          (c)  The Borrowers and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution, in the case of assignments, is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of the Borrowers shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of the Borrowers and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of the Borrowers and their Subsidiaries without the consent of the Borrowers, which consent may be withheld in the sole discretion of the Borrowers. The Borrowers authorize each Bank to disclose to any prospective assignee or participant, once approved by the Borrowers and Agent, any and all financial information in such Bank's possession concerning the Borrowers which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof.

          (d)  Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) (provided however that such Bank need not deliver an Assignment Agreement in connection with assignments to such Bank's Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

            (ii)  each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans be less than $5,000,000; and

            (iii)  no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 13.12 hereof.

In connection with any assignment, the Borrowers and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify the Borrowers and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following the Borrowers' receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Borrowers have consented to such assignment (if their consent is required), the Borrowers shall, to the extent applicable, and if requested by the assignee Bank, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment

Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. Agent, the Banks and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to the Borrowers and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

          (e)  Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

            (iv)  such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

            (v)  a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

            (vi)  such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 13.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and the Borrowers, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 13.8(e) with respect to rights of setoff under Section 9.6 and the benefit of Section 11 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been entitled to receive in respect of the amount of the participation transferred by such issuing Bank to such participant had no such transfer occurred.

          (f)    The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Borrowers or any Bank upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

          (g)  Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

        13.9    Counterparts.    This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

        13.10    Amendment and Waiver.    No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrowers or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by the affected Bank and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Banks (or, where so indicated, a Supermajority of the applicable Banks), do any of the following: (a) increase the maximum aggregate principal amounts of the Term Loan, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, except in the case of any mandatory prepayment of principal under Section 4.13 hereof, which shall require the approval of a Supermajority of the Banks, (d) waive any Event of Default specified in Section 9.1(a) hereof (e) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in all or substantially all or any material part of the Collateral (other than the release or deferral of any leasehold mortgage which shall be approved by the Majority Banks) or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral or Guaranty in connection with any sale or other transfer by any Borrower or any Subsidiary which is permitted under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks, (f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action or amend any provision which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of "Revolving Credit Percentage", "Term Loan Percentage", "Weighted Percentage", "Interest Periods","Majority Banks", "Majority Revolving Credit Banks", "Majority Term Loan Banks", "Weighted Percentage" or this Section 13.10. Notwithstanding the foregoing, (A) the Revolving Credit Maturity Date may be extended (subject to the terms and conditions of Section 2.16 hereof) only with the consent of Revolving Credit Banks holding aggregate percentages of eighty percent (80%) or more of the Revolving Credit Maximum Amount; (B) any date fixed for payment of principal or mandatory prepayment of or interest on any Term Loan may be postponed or extended with the consent of all the applicable Term Loan Banks, except in the case of any mandatory prepayment of principal under Section 4.13 hereof, which shall require the approval of a Supermajority of the affected Term Loan Banks, (C) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; (D) no amendment, waiver, or consent shall, unless in writing and signed by the Issuing Bank, affect the rights or duties of the Issuing Bank under Article 3 hereof and (E) no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

        13.11    Confidentiality.    Each Bank agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to the Borrowers, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to the Borrowers, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 13.11.

        13.12    Withholding Taxes.    If any Bank is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Borrowers, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), Swing Line and the Term Loans and any Notes issued to it by the Borrowers, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrowers, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow the Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

        13.13    Taxes and Fees.    Should any tax (other than as a result of a Bank's failure to comply with Section 13.12 or a tax based upon the net income or capitalization of any Bank or the Agent by any jurisdiction where a Bank or Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from the Borrowers' act or omission, and agrees to hold the Agent and the Banks harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Bank or the Agent under Section 11.5 hereof.

        13.14    WAIVER OF JURY TRIAL.    THE BANKS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

        13.15    Joint and Several Liability of Borrowers; Foreign Subsidiaries.

          (a)  Each Borrower (other than the Company) authorizes the Company with full power and authority as attorney-in-fact, to execute and deliver Requests for Advances, request for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Borrowers to Agent and the Lenders pursuant to this Agreement. Each Borrower (other than the Company) agrees that it shall be bound by any action taken by the Company on its behalf pursuant to such appointment.

          (b)  Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor (except as specifically set forth in this Section 13.21). It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by the Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

            (i)    any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;

            (ii)  the failure of any Bank or any holder of any Note:

              (A)  to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any Guarantor) under the provisions of this Agreement, such Note, or otherwise, or

              (B)  to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;

            (iii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

            (iv)  any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waive any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

            (v)  any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Bank or any holder of the Notes securing any of the Indebtedness; or

            (vi)  any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.

          (c)  Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;

          (d)  Each of the Borrowers hereby expressly waives: (i) notice of the Banks' acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

          (e)  No delay on any of the Banks part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Banks of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Banks permitted hereunder shall in any way affect or impair any such Banks' rights or any Borrower's Indebtedness under this Agreement.

          (f)    Each of the Borrowers hereby represents and warrants to each of the Banks that it now has and will continue to have independent means of obtaining information concerning the Borrowers' affairs, financial condition and business. Banks shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower's affairs, financial condition or business which may come into the Banks' possession.

          (g)  Each of the Borrowers represents and warrants (i) that the business operations of the Borrowers are interrelated and complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Revolving Credit, the Swing Line, the Term Loan and other credit facilities extended hereunder will directly or indirectly benefit the Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Advances.

          (h)  Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, Agent and the Banks that the amount of the respective Borrowers' obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that the Borrowers' respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Borrowers' respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 13.21(h), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Banks upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Banks hereunder against the Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 13.21(h) that would not otherwise be available under Applicable Insolvency Laws.

          (i)    Notwithstanding anything to the contrary in this Agreement, no Foreign Subsidiary shall be liable under any provision of this Agreement for repayment of the Indebtedness or for any damages resulting from a Default or Event of Default, other than a Default or Event of Default by such Foreign Subsidiary.

        13.16    Complete Agreement; Conflicts.    This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Term Loan Rate Requests and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

        13.17    Severability.    In case any one or more of the obligations of the Borrowers under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

        13.18    Table of Contents and Headings.    The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

        13.19    Construction of Certain Provisions.    If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

        13.20    Independence of Covenants.    Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

        13.21    Reliance on and Survival of Various Provisions.    All terms, covenants, agreements, representations and warranties of the Borrowers or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of the Borrowers set forth in Section 13.5 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

*    *    *

[Signatures Follow On Succeeding Page]

        WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK as Agent	MSC.SOFTWARE CORPORATION

By:	By:

Its:	Its:

SWING LINE BANK:	COMERICA BANK—CALIFORNIA

By:

Its:

ISSUING BANK:	COMERICA BANK- CALIFORNIA

By:

Its:

BANKS:	COMERICA BANK—CALIFORNIA

By:

Its:

KEY CORPORATE CAPITAL, INC.

By:

Its:

U.S. BANK NATIONAL ASSOCIATION

By:

Its:

BNP PARIBAS

By:

Its:

THE BANK OF NOVA SCOTIA

By:

Its:

Schedule 1.1

Applicable Margin Grid
MSC SOFTWARE CORP.
Revolving Credit and Term Loan Facility Agreement
(basis points per annum)

BASIS FOR PRICING	LEVEL I	LEVEL II**	LEVEL III
Consolidated Funded Debt/EBITDA**	<1.00:1.00	>1.00:1.00 but<2.00:1.00	>2.00:1.00
Revolving Credit Eurodollar Margin	150	200	250
Revolving Credit Facility Fee	50	50	50
Revolving Credit Base Rate Margin	00	50	100
Term Loan Eurodollar Margin	200	250	300
Term Loan Base Rate Margin	50	100	150
Letter of Credit Fees (exclusive of facing fees)	150	200	250
Term Loan Commitment Fee	25	25	25

**
As defined in Revolving Credit and Term Loan Agreement.

***
Level II pricing shall be in effect until the delivery of the financial statements for the quarter ending September 30, 2002 required to be delivered under Section             hereof, after which time the pricing grid shall govern.

Schedule 1.2

(Percentages and Allocations)

	Percentages			Allocations
Bank	Revolving Credit Percentages	Term Loan Percentage	Weighted Percentage	Revolving Credit	Term Loan	Total
Comerica Bank— California	23.52500000000%	23.52500000000%	23.52500000000%	$4,705,000.00	$15,291,250.00	$19,996,250.00
Key Corporate Capital, Inc.	23.52500000000%	23.52500000000%	23.52500000000%	$4,705,000.00	$15,291,250.00	$19,996,250.00
U.S. Bank National Association	17.650000000%	17.650000000%	17.650000000%	$3,530,000.00	$11,472,500.00	$15,002,500.00
BNP Paribas	17.650000000%	17.650000000%	17.650000000%	$3,530,000.00	$11,472,500.00	$15,002,500.00
The Bank of Nova Scotia	17.650000000%	17.650000000%	17.650000000%	$3,530,000.00	$11,472,500.00	$15,002,500.00

Total	100%	100%	100%	$20,000,000	$65,000,000	$85,000,000

QuickLinks

  Exhibit 4.1
REVOLVING CREDIT AND TERM LOAN AGREEMENT
TABLE OF CONTENTS
REVOLVING CREDIT AND TERM LOAN AGREEMENT
Schedule 1.1
Revolving Credit and Term Loan Facility Agreement
Schedule 1.2